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                                                                     Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT is made and entered into as of the 3rd day of September, 2004 by and between AFC ENTERPRISES, INC., a Minnesota corporation ("AFC"), and FOCUS BRANDS INC., a Delaware corporation ("BUYER").

                                    RECITALS

         AFC owns all of the issued and outstanding capital stock of Cinnabon International, Inc., a Delaware corporation (the "COMPANY"). Buyer desires to purchase and AFC desires to sell all of the issued and outstanding shares of capital stock of the Company, all on the terms and conditions set forth in this Agreement.

                                   WITNESSETH:

         In consideration of the mutual promises, representations and warranties, covenants, payments and actions herein provided, the parties hereto, each intending to be legally bound hereby, do agree as follows:

1.       DEFINITIONS

         For convenience, certain terms used in this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both singular and plural forms of the terms defined).

         "ACCEPTANCE NOTICE" is defined in Section 5.5(b).

         "ACCOUNTS RECEIVABLE" is defined in Section 3.9.

         "ACQUISITION DATE" means October 12, 1998, the date of AFC's acquisition of the Shares.

         "AFC AFFILIATED GROUP" means the Affiliated Group of which AFC, the Company and the Subsidiary are currently members.

         "AFC FINANCIAL STATEMENTS" is defined in Section 3.5.

         "AFC'S KNOWLEDGE" or words of like import means the actual knowledge of the following persons or such knowledge that the following persons should reasonably be expected to have within the scope of their employment with the Company, the Subsidiary or AFC as the case may be: Chris Elliott, Lenore Krentz, Jerry Bell, Dan Bauer, Scott Bedora, Stan Stout and Debbie Ferrell, and additionally, solely for purposes of Sections 3.14 (Benefit Plans), 3.16 (Compliance with Court Orders and Regulations), 3.17 (Legal Proceedings), 3.18 (Contracts and Commitments), 3.21 (Intellectual Property), 3.24 (Franchise, License and Development Agreements), 3.25 (Advertising Funds), 3.26 (Franchise Registration/UFOC) and 3.27 (SBC License), Harold "Sonny" Cohen, Karen Wickliffe, Lisa Morse, Christine Maciver, D'Wayne Tanner and David McDougall.

         "AFFILIATED GROUP" means any affiliated group within the meaning of
Section 1504 of the Code or any comparable or analogous group under state, local or foreign law.

         "AGREEMENT" means this Agreement and the exhibits and schedules hereto.

         "ALTERNATIVE TRANSACTION" is defined in Section 5.3.

         "ASSETS" means all of the assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated belonging to the Company or the Subsidiary.

         "BASE WORKING CAPITAL" means Eight Hundred Ten Thousand Dollars ($810,000).

         "BENEFIT PLANS" is defined in Section 3.14.

         "BUSINESS" means the existing business, operations, facilities and other Assets, financial condition, results of operations, finances, markets, products, competitive positions, raw materials and other supplies, and customers and customer relations of the Company and the Subsidiary.

         "BUSINESS CONDITION" means the Business and Assets of the Company and the Subsidiary, taken as a whole.

         "CASH" is defined in Section 2.8.

         "CASH NOTICE" is defined in Section 2.8.

         "CALL OPTION" is defined in Section 3.27(b).

         "CI AD FUND" is defined in Section 3.25(b)(i).

         "CI DIVISION" means that portion of the Business relating to the operation of the Company-Owned Bakeries and the franchising and licensing of the CI System and the Company Intellectual Property or any component thereof.

         "CI SYSTEM" means the unique and distinctive system for the development and operation of retail bakeries or restaurants specializing in the sale of specialty baked goods (including without limitation, proprietary cinnamon rolls) under the Company Intellectual Property developed and owned by the Company or the Subsidiary.

         "CLOSING" and "CLOSING DATE" are defined in Section 2.5.


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         "CLOSING DATE BALANCE SHEET" is defined in Section 2.7(a).

         "CLOSING WORKING CAPITAL" is defined in Section 2.7(a).

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMON STOCK" means the common stock, $0.01 par value per share, of the Company.

         "COMPANY INTELLECTUAL PROPERTY" means any Intellectual Property that is owned by the Company or the Subsidiary. Company Intellectual Property does not include any Intellectual Property licensed to the Company and/or the Subsidiary.

         "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by or filed in the name of the Company and/or the Subsidiary.

         "COMPANY MATERIAL ADVERSE CHANGE" means any change in the Business Condition that has or is reasonably expected to have a Company Material Adverse Effect; provided, however, none of the following shall be deemed, in and of itself, to be a Company Material Adverse Change: (x) a change that primarily results from economic or political conditions or events affecting the United States economy or world economy; (y) a change that results from the announcement or pendency of this Agreement and the Transactions; or (z) a change that results directly from action taken by a party to this Agreement.

         "COMPANY MATERIAL ADVERSE EFFECT" means any change, event, violation, inaccuracy or circumstance the effect of which is both material and adverse to
(a) the Business Condition or (b) the ability of AFC or the Company and the Subsidiary to perform any of its material obligations under this Agreement; provided, however, none of the following shall be deemed, in and of itself, to be a Company Material Adverse Effect: (x) a change that primarily results from economic or political conditions or events affecting the United States economy or world economy; (y) a change that results from the announcement or pendency of this Agreement and the Transactions; or (z) a change that results directly from action taken by a party to this Agreement.

         "COMPANY-OWNED BAKERIES" means bakeries or restaurants owned by the Company or the Subsidiary using any components of the CI System or the Company Intellectual Property.

         "CONFIDENTIALITY AGREEMENT" means that certain Confidentiality Agreement, dated April 26, 2004, between Roark Capital, an affiliate of the Buyer, and AFC.

         "CONTRACT" means any written or oral contract, agreement, lease, instrument or other commitment (including Franchise Agreements) that is binding on any Person or its property under applicable law, other than its charter or bylaws.


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         "COURT ORDER" means any judgment, decree, injunction, order or ruling of any Governmental Authority that is binding on any Person or its property under applicable law.

         "CURRENT SUBSIDIARY FINANCIAL STATEMENTS" is defined in Section 3.5.

         "DAMAGES" is defined in Section 10.2.

         "DEFICIT" is defined in Section 2.6.

         "DISCLOSURE SCHEDULE" means the written information delivered to Buyer simultaneously with AFC's execution of this Agreement.

         "EFFECTIVE TIME" is defined in Section 2.4.

         "ENCUMBRANCE" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable Federal or state securities law. The term Encumbrance shall not include any Permitted Encumbrance.

         "ENVIRONMENTAL LAWS" is defined in Section 3.8(c)(i).

         "ERISA" is defined in Section 3.14.

         "EXCESS" is defined in Section 2.6.

         "EXCLUDED ITEMS" is defined in Section 3.5.

         "EXCLUDED LIABILITIES" means (a) all liabilities, whether now existing or hereafter arising, known or unknown, that the Company or any Subsidiary may have based on or arising out of any franchise agreement, lease, sublease or other agreement or understanding now or hereafter existing between the Company or any Subsidiary and Latrelle's SA/Austin, Top Bon or LFG Group, LLC, (b) the liabilities and obligations of the Company or the Subsidiary requiring the payment of monies arising out of and specifically identified in the following agreements: (1) Settlement Agreement dated June 27, 2003 by and between the Subsidiary, the Company, AFC, JRM, JRM Group LLC, Michael Wager and Joseph Uhl;
(2) Settlement Agreement dated July 1, 2004 by and between the Subsidiary, the Company, AFC, JRM, JRM Group LLC, Michael Wager and Joseph Uhl; (3) Settlement Agreement dated June 10, 2004 by and between the Subsidiary, Sunnybons, LLC, Moore Buns, LLC, HJM Enterprises, LLC and Herman J. Moore; (4) Settlement Agreement dated July 21, 2003 by and between the Subsidiary, Top Bon, LLC, Richard Neuman and Stan Mallin; (5) Settlement Agreement dated March 7, 2004 by and between the Subsidiary, Mark R. Goldstein, Inc., Vancouver Gold's Inc., Samuel B. Goldstein, Mark R. Goldstein and Miranda D. Goldstein, (6) Settlement Agreement dated December 29, 2003 by and between the Subsidiary, Sanabon, Inc. and Emerald Foods, Inc., (7) Settlement Agreement dated


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December 30, 2003, but effective as of December 1, 2003, by and between
Cinnabon, Inc. and LFG Group, LLC, (8) Settlement Agreement dated June 29, 2004, but effective as of June 21, 2004, by and between Cinnabon, Inc., Sunnybons, LLC, Moore Buns, LLC and Herman J. Moore, (c) all amounts payable by the Company or the Subsidiary to AFC or to any Affiliate of AFC, other than amounts payable by the Company to the Subsidiary or by the Subsidiary to the Company; (d) all amounts payable in connection with the deferred compensation arrangements disclosed in Section 3.18(a)(viii) of the Disclosure Schedule; (e) any and all obligations pursuant to any vehicle lease to which the Company or the Subsidiary is a party (it being understood that AFC shall cause the Company or Subsidiary to transfer any of such vehicle leases and the leased vehicles to AFC or its designee prior to Closing); and (f) for the avoidance of doubt, all amounts payable in connection with the lease defaults identified in Section 3.8(a) of the Disclosure Schedule as CI#68, CI#127, CI#136, CI#175 and CI#258.

         "FINAL CLOSING DATE BALANCE SHEET" is defined in Section 2.7(a).

         "FINAL DETERMINATION" means (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party have been exhausted or the time for filing such appeal has expired, (ii) a closing agreement entered into under Section 7121 of the Code, or any other settlement entered into in connection with an administrative or judicial proceeding, or
(iii) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

         "FINAL NET WORKING CAPITAL" is defined in Section 2.7(a).

         "FINANCIAL STATEMENTS" is defined in Section 3.5.

         "FIRM" is defined in Section 2.7(a).

         "FRANCHISE AGREEMENTS" shall mean the franchise agreements with respect to the Company and the Subsidiary (including franchise agreements, license agreements, satellite agreements, franchise development agreements, area development agreements, development incentive agreements together with all ancillary agreements) under which Company and/or the Subsidiary has or may grant any person the right to establish and operate a franchise (including, without limitation, a franchise for Franchised Bakeries and SBC International Cafes). For purposes hereof, the International Contracts shall be deemed Franchise Agreements.

         "FRANCHISE REGULATIONS" means any Regulation relating to the relationship between franchisor and franchisees or to the offer, sale, termination, non-renewal or transfer of franchises, master franchises, area and developers, subfranchises, business, business opportunities, or seller-assisted marketing plans.


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         "FRANCHISED BAKERIES" means bakeries or restaurants operated by
Franchisees of the Subsidiary using any components of the CI System or any components of the Company Intellectual Property.

         "FRANCHISEES" or "LICENSEES" means any Person (i) who has been granted the right to operate Franchised Bakeries or to use any components of the CI System or any components of the Company Intellectual Property pursuant to a Franchise Agreement; or (ii) has been granted rights to operate an SBC International Cafe pursuant to International Contracts.

         "FRANCHISES" is defined in Section 3.24(d).

         "GAAP" means generally accepted accounting principles in the United States as in effect on any applicable date.

         "GOVERNMENTAL AUTHORITY" means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "IMMIGRATION LAWS" is defined in Section 3.28(d).

         "INDEMNIFIED PERSONS" is defined in Section 10.2(a).

         "INTELLECTUAL PROPERTY" means any or all of the following and all rights arising out of or associated therewith: all United States, international and foreign patents, trademarks, trade names, service marks, trade dress, logos, corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, Internet domain names, copyrights and any renewal rights therefor, mask works, schematics, technology, manufacturing processes, unique sources of supply or sources not generally known, supplier lists, training and operations manuals, trade secrets, know-how, moral rights, computer software programs or applications (in both source and object code form), technical documentation for computer software programs or applications, registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that are or have been used in (including in the development of) the Business and/or in any product or process (including ideas, research and development, know-how, formulas, recipes, compositions, marketing processes and techniques, technical data, designs, drawings, business and marketing plans and cost information) (i) currently being manufactured or marketed by the Company and/or the Subsidiary, or (ii) currently under development for possible future manufacturing or marketing or other use by the Company and/or the Subsidiary, all other proprietary rights, and all copies and tangible embodiments thereof (in whatever medium), and any other similar intellectual property rights actually used in connection with the Business.


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         "INTERNATIONAL CONTRACT" has the meaning ascribed to it in the SBC
License Agreement.

         "INTERNATIONAL TERRITORIES" has the meaning ascribed to it in the SBC License Agreement.

         "JRM" means JRM Bakeries, LLC.

         "LIABILITY" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

         "MASTER LICENSOR" means, collectively, Seattle Coffee Company and SBC.

         "MATERIAL" or "MATERIALLY" means material or materially to the Business Condition.

         "MATERIALS OF ENVIRONMENTAL CONCERN" is defined in Section 3.8(c)(i).

         "MOORE BUNS" means Moore Buns, LLC.

         "OBJECTION NOTICE" is defined in Section 2.7(a).

         "ORDINARY COURSE OF BUSINESS" means as to any action taken by the Company or the Subsidiary that (a) such action is consistent with its past practices and is taken in the ordinary course of its normal day-to-day operations; and (b) such action is not required to be authorized by its board of directors.

         "PERMITTED ENCUMBRANCES" means: (a) liens imposed by law for taxes, assessments or governmental charges or claims that are not yet due or are being properly contested; (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlords' and other like liens imposed by law, arising in the Ordinary Course of Business and securing obligations that are not overdue by more than 30 days or are being properly contested; (c) pledges and deposits made in the Ordinary Course of Business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and return-of-money and fiduciary bonds and other obligations of a like nature, in each case in the Ordinary Course of Business; (e) easements, zoning restrictions, rights-of-way, licenses, covenants, conditions, minor defects, encroachments or irregularities in title and similar encumbrances on or affecting any Premises that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Company or the Subsidiary at any Premises subject to such liens; (f) leases or subleases identified in the Disclosure Schedule; (g) any (i) interest or title of a lessor or sublessor under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the


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preceding clause (ii); (h) liens on goods held by suppliers arising in the
Ordinary Course of Business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and as long as such lien remains unperfected; (i) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (j) rights of franchisees under franchise agreements in keeping with the Subsidiary's historical business practices; (k) with respect to any Premises in which the Company or the Subsidiary owns a leasehold estate, any defect or encumbrance caused by or arising out of the failure to record the lease or a memorandum thereof in the applicable real property records in the county where such Premises is located; and (l) the effect of any moratorium, eminent domain or condemnation proceedings; provided that the term "Permitted Encumbrances" shall not include any lien securing indebtedness for money borrowed by the Company or the Subsidiary.

         "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

         "POLICIES" is defined in Section 5.10.

         "PREMISES" is defined in Section 3.8(a).

         "PRE-CLOSING TAX PERIOD" is defined in Section 10.2(b).

         "PRIME RATE" is defined in Section 2.7(b).

         "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

         "PROPRIETARY RIGHT CLAIM" is defined in Section 3.21(f).

         "PTO" is defined in Section 3.21(c).

         "PURCHASE PRICE" is defined in Section 2.2.

         "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign government or other public body.


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         "REGULATION" means any statute, law, ordinance, regulation, order or rule of any Governmental Authority, including, without limitation, those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, employment, labor, immigration, anti-discrimination, antitrust, wage and hour, and price and wage control matters.

         "REPRESENTATIVE" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "RETAINED EMPLOYMENT LIABILITIES" means those liabilities to be paid or retained by AFC as provided in Appendix A hereto.

         "SBC" means Seattle's Best Coffee, LLC, a Washington corporation and the original franchisor under the International Contracts.

         "SBC DIVISION" means that portion of the Business operating pursuant to the SBC License.

         "SBC INTERNATIONAL AD FUND" is defined in Section 3.25(b)(ii).

         "SBC INTERNATIONAL CAFE" means a Cafe as defined in the Master License Agreement.

         "SBC LICENSE" means that certain Master License Agreement dated as of July 13, 2003, between the Subsidiary, as Licensee, and the Master Licensor, as Licensor, as amended by First Amendment thereto, dated as of July 13, 2003.

         "SBC LICENSED INTELLECTUAL PROPERTY" means all Intellectual Property licensed by the Subsidiary pursuant to the SBC License.

         "SECURED LENDER" means the lender parties to that certain Credit Agreement, dated as of May 23, 2002, as amended, among AFC, as Borrower, such Lender Parties, J.P. Morgan Securities, Inc., as Joint Bookrunner and Co-Lease Arranger, Credit Lyonnais New York Branch, as Co-Documentation Agent, Fleet National Bank, Inc. as Co-Documentation Agent, and SunTrust Bank, as Co-Document Agent.

         "SHARES" means all of the issued and outstanding shares of stock of the Company.

         "SMS" is defined in Section 5.6.

         "SMS AGREEMENT" is defined in Section 5.6.

         "STRADDLE PERIOD" is defined in Section 10.2(b).

         "SUBSIDIARY" means Cinnabon, Inc., a Washington corporation.


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         "SUBSIDIARY BALANCE SHEET" and "SUBSIDIARY BALANCE SHEET DATE" are
defined in Section 3.5.

         "SUNNYBONS" means Sunnybons, LLC.

         "SUPPLIERS" is defined in Section 3.24(g).

         "TAXES" means all Federal, state, county, local or foreign taxes, charges, fees, levies, imposts, duties, or other assessments (whether imposed directly or through withholding or otherwise), including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any governmental authority, including any interest, additions imposed thereon or with respect thereto, or penalties applicable thereto, and including liability for the Taxes of any other person under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

         "TAX INDEMNITY" is defined in Section10.2(b).

         "TAX RETURNS" means all Federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, notices, information returns, or other document or information filed with or submitted to, or required to be filed with or submitted to any taxing authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any legal requirement relating to any Tax (including any amended Tax Return).

         "TERRITORIAL RIGHTS" is defined in Section 3.24(f).

         "TOP BON" means Top Bon, LLC.

         "TRANSACTIONS" means the transactions contemplated by this Agreement.

         "TRANSITION SERVICES AGREEMENT" is defined in Section 5.8.

         "TREAS. REG." means the Federal income tax regulations from time to time promulgated under the Code by the Internal Revenue Service and the Treasury Department and "PROP. REG." means the Federal income tax regulations proposed from time to time for promulgation under the Code by the Internal Revenue Service and the Treasury Department.

         "UFOC" means the Company's and the Subsidiary's franchise offering circular(s) or disclosure document(s) or similar document(s) used by the Company and the Subsidiary to

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offer and sell franchises in the United States and throughout the world for
Franchised Bakeries and/or SBC International Cafes.

         "WORKING CAPITAL" means, as of any date of determination, the amount that is equal to the difference between (a) the sum of the following current assets of the Company and the Subsidiary as of such date of determination: trade accounts receivable, vendor accounts receivable, inventory and other current assets (excluding cash and cash equivalents, accounts receivable from officers and Current Deferred Tax Assets) and (b) the sum of the following current liabilities of the Company and the Subsidiary as of such date of determination: accounts payable (including outstanding checks not yet presented for payment) and other current liabilities (excluding the current portion of long-term debt and accrued interest, the marketing fund liability, accrued property taxes and Current Deferred Tax Liabilities), but excluding any current liabilities that are to be paid by AFC as herein provided or with respect to which AFC is obligated to indemnify Buyer as herein provided. For purposes of this definition of "Working Capital" the terms "Current Deferred Tax Assets" and "Current Deferred Tax Liabilities" shall have the meanings ascribed to them in GAAP.

2.       TERMS OF PURCHASE AND SALE OF SHARES

         2.1 ACQUISITION OF SHARES. Subject to the terms and conditions hereinafter set forth, on the Closing Date, Buyer shall purchase from AFC, and AFC shall sell, assign, transfer, set over and deliver to Buyer all of AFC's right, title and interest in and to all of the Shares.

         2.2 PURCHASE PRICE. The purchase price (the "PURCHASE PRICE") to be paid by Buyer for all of the Shares shall equal Thirty Million Two Hundred Fifty Thousand Dollars ($30,250,000) adjusted at Closing as provided in section
2.6 below (such amount, as adjusted, the "CLOSING PAYMENT"), plus the amount by which Final Working Capital is more than Base Working Capital, or minus the amount by which Final Working Capital is less than Base Working Capital. The Closing Payment shall be paid at Closing by wire transfer to the account designated by AFC.

         2.3 DELIVERY OF SHARES. At the Closing, AFC shall deliver to Buyer all certificates representing the Shares, duly endorsed to Buyer, free and clear of any and all Encumbrances.

         2.4 EFFECTIVE TIME. The Closing shall be effective as of 12:01 a.m. on the Closing Date (the "EFFECTIVE TIME").

         2.5 CLOSING. On the third business day following the satisfaction or waiver of the conditions specified in Sections 7 and 8 hereof, but in any event not later than November 1, 2004, a closing (the "CLOSING") will be held at the offices of Alston & Bird LLP, Atlanta, Georgia (or such other date and place as the parties may agree). The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE." At the Closing, there shall be delivered the documents referred to in Sections 7 and 8.

         2.6 WORKING CAPITAL ADJUSTMENT. Not later than three (3) business days prior to the Closing Date, AFC and the Buyer shall agree on an estimate of the Company's Working Capital as of the Effective Time (the "ESTIMATED WORKING CAPITAL"), which shall be calculated and presented in the same manner as set forth on Exhibit 2.6. If the Estimated Working Capital is less than the Base Working Capital (the "Deficit"), the Purchase Price shall be reduced by the amount of the Deficit; and if the Estimated Working Capital exceeds the Base Working Capital (the "Excess"), the Purchase Price shall be increased by the amount of the Excess.

         2.7      POST CLOSING ADJUSTMENT.

                  (a) Within sixty (60) calendar days after the Closing Date, the Buyer will conduct a review of the Working Capital as of the Effective Time (the "CLOSING WORKING CAPITAL") and will prepare and deliver to AFC a balance sheet of the Company as of the Effective Time (the "CLOSING DATE BALANCE SHEET") and a computation of the Closing Working Capital shown thereon. Buyer will make available to AFC all records and work papers used in preparing the Closing Date Balance Sheet. If AFC disagrees with the computation of the Closing Working Capital or the items reflected on the Closing Date Balance Sheet, AFC may, within thirty (30) calendar days after receipt of the Closing Date Balance Sheet, deliver a notice (an "OBJECTION NOTICE") to Buyer setting forth AFC's calculation of the Working Capital as of the Closing Date. If AFC does not deliver an Objection Notice within such thirty (30) calendar day period, then the Closing Working Capital as shown on the Closing Date Balance Sheet shall be deemed to be finally determined. If AFC timely delivers an Objection Notice to Buyer, AFC and Buyer will use reasonable efforts to resolve any disagreement as to the computation of the Closing Working Capital as soon as practicable, but if they can not reach a final resolution within thirty (30) calendar days after Buyer has received the Objection Notice, Buyer and AFC will jointly retain an independent accounting firm of recognized national standing (the "FIRM") to resolve their disagreement. If Buyer and AFC are unable to agree on the choice of the Firm, then the Firm will be an independent accounting firm of recognized national standing selected by lot (after excluding one firm designated by Buyer and one firm designated by AFC). Buyer and AFC will direct the Firm to render a determination within thirty (30) calendar days of its retention and Buyer and AFC and their Representatives will cooperate with the Firm during its engagement. The Firm will consider only those items and amounts in the Closing Date Balance Sheet set forth in the Objection Notice which Buyer and AFC are unable to resolve. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm's determination will be based on such review as the Firm deems necessary to make its determination, and on the definition of the Working Capital included herein. The determination of the Closing Working Capital by the Firm will be conclusive and binding upon the Buyer and AFC. Buyer and AFC shall bear the costs and expenses of the Firm based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party. The Closing Working Capital, as finally determined pursuant to this Section 2.7(a), is referred to herein as the "FINAL NET WORKING CAPITAL." The balance sheet that reflects the computation of the Final Net Working Capital is referred to herein as the "FINAL CLOSING DATE BALANCE SHEET."

                  (b) If the Final Net Working Capital exceeds the Estimated Working Capital, Buyer shall, within five (5) business days after the determination thereof, pay to AFC an amount equal to the amount by which (i) the Final Net Working Capital exceeds (ii) the Estimated Working Capital, together with interest on such excess from the Closing Date to and including the date of payment at an interest rate equal to the "Prime Rate" as listed in The Wall Street Journal on the Closing Date (the "PRIME RATE"). Such payment shall be made by wire transfer or delivery of other immediately available funds in United States Dollars to AFC in cash, by cashier's or certified check, or by wire transfer of immediately available funds to an account designated by AFC.

                  (c) If the Final Net Working Capital is less than the Estimated Working Capital, AFC shall, within five (5) business days after the determination thereof, pay to Buyer an amount equal to the amount by which (i) the Estimated Working Capital exceeds (ii) the Final Net Working Capital, together with interest on such excess from the Closing Date to and including the date of payment at an interest rate equal to the Prime Rate. Such payment will be made in cash, by cashier's or certified check, or by wire transfer of immediately available funds to an account designated by the Buyer.

                  (d) If, pursuant to Section 2.7(a) above, a dispute exists as to the final determination of the Closing Working Capital, the Buyer and AFC shall promptly pay to the other, as appropriate in accordance with Sections 2.7(b) and 2.7(c), such amounts as are not in dispute, pending final determination of such dispute pursuant to Section 2.7(a).

         2.8 CASH BALANCE. Not later than ten (10) days following the Closing Date, Buyer shall notify AFC in writing of the aggregate amount of cash and cash equivalents of the Company and the Subsidiary (the "CASH") on hand or on deposit as of the Effective Time (the "CASH NOTICE"). Not later than five (5) days following its receipt of the Cash Notice, AFC shall pay to the Company the amount, if any, by which the Cash is less than the amount set forth on Exhibit 2.8, as the same may be amended as provided in Section 5.10.

         2.9 EMPLOYEE AND EMPLOYEE BENEFIT MATTERS. From and after the Closing, the parties hereto shall comply with the provisions set forth in APPENDIX A hereto, which APPENDIX A is incorporated herein by reference and made a part of this Agreement.

         2.10     TAX MATTERS.

                  (a) TAX SHARING AGREEMENTS. Any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) with respect to or involving the Company or the Subsidiary shall be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

                  (b) TAX RETURNS FOR PERIODS THROUGH THE CLOSING DATE. AFC will include the income of the Company and the Subsidiary (including any deferred income triggered into income by Treas. Reg. Section 1.1502-13 and Treas. Reg. Section 1.1502-14 and any excess loss accounts taken into income under Treas. Reg.
Section 1.1502-19) on the AFC consolidated, unitary or combined income Tax Returns for all periods through the Closing Date and will pay any income Taxes attributable to such income and will prepare and timely file (or cause to be prepared and timely filed) all such income Tax Returns. The Company and the Subsidiary will furnish Tax information to AFC for inclusion in AFC's consolidated, unitary or combined income Tax Return for the period which includes the Closing Date in accordance with the Company's and Subsidiary's past custom and practice. AFC will allow Buyer an opportunity to review and comment upon such Tax Returns (including any amended Tax Returns) prior to filing to the extent that they relate to the Company and the Subsidiary. AFC will take no position on such Tax Returns that relates to the Company and the Subsidiary that would adversely affect the Company or the Subsidiary after the Closing Date unless such position would be reasonable in the case of a person or entity that owned the Company and the Subsidiary both before and after the Closing Date. The income of the Company and the Subsidiary will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company and the Subsidiary as of the end of the day upon which the Closing Date falls.

                  (c) AUDITS AND OTHER PROCEEDINGS. Following the Closing, AFC will control and allow the Company and the Subsidiary and their counsel to participate, at Buyer's expense, in any audit or other administrative or judicial proceeding of AFC's consolidated, unitary or combined income Tax Returns to the extent that such Tax Returns relate to the Company or the Subsidiary. AFC will not settle any such audit in a manner which would adversely affect the Company or the Subsidiary after the Closing Date without the prior consent of Buyer, which shall not be unreasonably withheld or delayed. Buyer shall control the conduct of all stages of all other audits or other administrative or judicial proceedings with respect to Taxes of the Company or the Subsidiary for all periods following the Closing.

                  (d) CARRYBACKS. AFC will immediately pay to Buyer any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-Closing Tax attribute of the Company or the Subsidiary into AFC's consolidated, unitary or combined Tax Returns, when such refund or reduction is realized by the AFC Affiliated Group. AFC will cooperate with the Company and the Subsidiary in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax Returns or refund claims. Buyer agrees to indemnify AFC for any Taxes paid by AFC that result from a Final Determination of the disallowance of such post-Closing Tax attribute after submission to Buyer of evidence reasonably satisfactory to Buyer of such Final Determination and calculation and payment of such increased Taxes resulting therefrom.

                  (e) COOPERATION ON TAX MATTERS. Buyer, the Company, the Subsidiary and AFC shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 2.10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company, the Subsidiary and AFC agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or AFC, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company and the Subsidiary or AFC, as the case may be, shall allow the other Party to take possession of such books and records.

3.       REPRESENTATIONS AND WARRANTIES OF AFC.

         AFC represents and warrants to the Buyer as follows, and all such representations and warranties shall be true and correct at and as of the Closing Date as though then made:

         3.1 CORPORATE. Each of AFC, the Company and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and it has all necessary power and authority to own, lease and operate its properties and other assets and to carry on its business as it is now being conducted or presently proposed to be conducted. Each of the Company and the Subsidiary is duly licensed and qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases any real property except as disclosed on the Disclosure Schedule and in every jurisdiction where the failure to so qualify could reasonably be expected to have a Company Material Adverse Effect. The Disclosure Schedule contains a complete and current copy of the Certificate of Incorporation and of the Bylaws of each of the Company and the Subsidiary. The Disclosure Schedule lists with respect to the Company and the Subsidiary its name, jurisdiction of incorporation, officers and directors, and states and other jurisdictions in which it is qualified to do business as a foreign corporation.

         3.2 AUTHORIZATION. AFC has all necessary corporate power and authority to execute, deliver and perform this Agreement and to perform the Transactions to be performed by it. Such execution, delivery and performance have been duly authorized by all necessary corporate action, including any required approval by AFC's stockholders and Board of Directors. This Agreement constitutes the legal, valid and binding obligation of AFC, enforceable against it in accordance with its terms.

         3.3 VALIDITY OF CONTEMPLATED TRANSACTIONS. Except for the consents specified in the Disclosure Schedule, neither the execution and delivery by AFC of this Agreement, nor the performance of the Transactions to be performed by it will violate, constitute a breach or default (with or without the giving of notice, or lapse of time, or both), require any filing, consent, authorization or approval under or be in conflict with (with or without the giving of notice, or lapse of time, or both) or result in the imposition of any Encumbrance against the Shares or any property or other asset of the Company or the Subsidiary pursuant to (a) any Regulation or Court Order to which the Company or the Subsidiary or any of their respective properties or assets are subject, (b) (i) the Certificate of Incorporation or Bylaws of the Company or the Subsidiary or (ii) any resolution adopted by the board of directors or the stockholders of either the Company or the Subsidiary; or (c) any material Contract or other material document to which the Company or the Subsidiary is a party or to which any of their respective properties or other assets may be subject.

         3.4      CAPITALIZATION AND STOCK OWNERSHIP.

                  (a) The total authorized capital stock of the Company consists of 10,000 shares of Common Stock, par value $0.01 per share. As of the date of this Agreement 9,950 shares of Common Stock are issued and outstanding, all of which are owned by AFC. Except for the security interest of the Secured Lender which shall be terminated at Closing, AFC owns, and as of the Effective Time shall own, the Shares, free and clear of all Encumbrances and shall at Closing have full and unfettered right to transfer and deliver the Shares to Buyer. There are no, and as of the Effective Time there will not be any, options, warrants, calls, commitments or other rights of any character (including conversion rights) obligating the Company or the Subsidiary to issue, transfer or sell capital stock of the Company or the Subsidiary. The Shares are duly and validly authorized and issued, fully paid, non-assessable and free of pre-emptive rights.

                  (b) The total authorized capital stock of the Subsidiary consists of 100 shares of common stock, par value $0.01 per share, and as of the date of this Agreement 100 shares of common stock are issued and outstanding, all of which are owned by the Company. The outstanding shares of the Subsidiary's common stock are duly and validly authorized and issued, fully paid, non-assessable and free of pre-emptive rights.

         3.5 FINANCIAL STATEMENTS. AFC has delivered to Buyer copies of (i) AFC's audited financial statements (including balance sheet, statement of operations and statement of cash flows) for its fiscal years ending December 30, 2001, December 29, 2002 and December 28, 2003 (the "AFC FINANCIAL STATEMENTS") and (ii) the Subsidiary's unaudited financial statements for the year ending December 28, 2003 and the Subsidiary's sixth accounting period ended June 13, 2004 (the "SUBSIDIARY FINANCIAL STATEMENTS"). The AFC Financial Statements and the Subsidiary Financial Statements (collectively, the "FINANCIAL STATEMENTS")
(a) are true, correct, complete and in accordance with the books and records of AFC and the Subsidiary, (b) have been prepared in conformity with GAAP consistently applied for the respective periods covered thereby, except with respect to the Subsidiary Financial Statements which do not reflect adjustments for income tax obligations and expenses filed on a consolidated basis (the "EXCLUDED ITEMS"), the effect of which will not, individually or in the aggregate, be materially adverse and do not include footnote disclosures; and
(c) when read together with the related notes to the audited AFC Financial Statements, fairly present the financial condition of the Subsidiary as of such dates and the results of its operations for the periods ended on such dates. Except to the extent disclosed on Section 3.5 of the Disclosure Schedule or reflected or reserved against or noted in the Subsidiary Balance Sheet and except with respect to the Excluded Items on the Subsidiary Financial Statements, neither the Company nor the Subsidiary has any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise which are required to be set forth on the Subsidiary Balance Sheet (or a balance sheet for the Company as of the Subsidiary Balance Sheet Date) in accordance with GAAP, other than current liabilities incurred in the Ordinary Course of Business since the date thereof. For purposes of this agreement, the Subsidiary Financial Statements as of June 13, 2004 are referred to as the "CURRENT FINANCIAL STATEMENTS," the balance sheet of the Subsidiary as of June 13, 2004 is referred to as the "SUBSIDIARY BALANCE SHEET" and the date thereof is referred to as the "SUBSIDIARY BALANCE SHEET DATE".

         3.6      TITLE TO ASSETS AND RELATED MATTERS.

                  (a) Each of the Company and the Subsidiary has good and marketable title to all of its Assets, including the Assets listed on the Subsidiary Balance Sheet, free and clear of any Encumbrances except (i) those specified in the Disclosure Schedule, (ii) the security interest held by the Secured Lender, which shall be released at Closing, and (iii) other matters that, in the aggregate, are immaterial.

                  (b) The Company's sole asset consists of the outstanding shares of the Subsidiary's capital stock.

         3.7 PERMITS. Except as set forth on the Disclosure Schedule, (i) each of the Company and the Subsidiary holds all material permits that are required by any Governmental Authority to permit it to conduct its respective business as now being conducted or presently proposed to be conducted, the failure of which to hold could reasonably be expected to have a Company Material Adverse Effect and (ii) all such permits have been validly issued and are in full force and effect and will remain so upon consummation of the Transactions. No suspension, cancellation or termination of any such permit that could reasonably be expected to have a Company Material Adverse Effect is, to AFC's knowledge, threatened or imminent.

         3.8      REAL PROPERTY.

                  (a) Leased Property. The Disclosure Schedule describes all real estate used in the operation of the Business as well as any other real estate that is in the possession of or leased by the Company or the Subsidiary (as tenant or sub-lessor) (collectively, the "PREMISES"). Neither the Company nor the Subsidiary owns any real estate. All leasehold properties held by the Company or the Subsidiary as lessee are held under valid, binding and enforceable leases, true and correct copies of which have been delivered to the Buyer. Except as set forth on the Disclosure Schedule, no consents, approvals or other actions are required to maintain each of the leases existing at the Effective Time in full force and effect after the Effective Time. The Disclosure Schedule contains a true and correct description of each lease (including any amendment thereto) to which the Company or the Subsidiary is a party, together with a list of all current rent obligations payable thereunder, and each of the leases disclosed on the Disclosure Schedule is in full force and effect and there are no existing defaults or events of default on the part of the Company or the Subsidiary or, to AFC's knowledge, any other party thereto, or events which with notice or lapse of time or both would constitute defaults, the consequences of which, severally or in the aggregate, would have a Company Material Adverse Effect. There are no monetary obligations in excess of $1,000 to any lessor under any such lease (including, without limitation, any obligation to repair or make improvements to any of the Premises subject to such leases) that are required to be performed prior to the Closing Date that have not been, or will not be, fully performed by that time. Except as indicated on the Disclosure Schedule, all improvements on any Company-Owned Bakery Premises are in compliance with the terms of the lease relating to such Premises, except where the failure so to comply would not have a material adverse effect on the Business conducted on such Premises. The Company-Owned Bakery Premises and, to AFC's knowledge, all other Premises, are zoned for the purposes for which they are presently being used.

                  (b) Violations. Neither AFC, the Company nor the Subsidiary has received written notice from any Governmental Authority that the Premises or any improvements situated thereon, or the uses conducted thereon or therein, materially violate any Regulations of any Governmental Authority having jurisdiction over the Premises, and, to AFC's knowledge, no conditions exist that are likely to give rise to any such notice. The use, occupancy, operation and condition of the Company-Owned Bakery Premises, and to AFC's knowledge, all other Premises, and all improvements on the Company-Owned Bakery Premises, and to AFC's knowledge, all other Premises, comply with all applicable covenants, conditions, restrictions and agreements contained in any lease relating to the Premises and any applicable health, safety, environmental and other Regulations to which they are subject, except where the failure so to comply would not have a material adverse effect on the business conducted at such location. All consents and all applicable permits, licenses and other evidences of compliance which are or were required to be obtained in connection with the construction of the improvements on the Company-Owned Bakery Premises, and, to AFC's knowledge, all other Premises, and the occupancy, condition, operation and use of the Company-Owned Bakery Premises, and, to AFC's knowledge, all other Premises, have been obtained and complied with, except where the failure so to comply would not have a material adverse effect on the business conducted at such location.

                  (c) Environmental. (i) Neither the Company nor the Subsidiary is in violation of any Regulation relating to pollution or protection of human health or the environment including, without limitation, Regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos or asbestos-containing materials, or polychlorinated biphenyls ("MATERIALS OF ENVIRONMENTAL CONCERN"), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, "ENVIRONMENTAL LAWS") which could reasonably be expected to have a Company Material Adverse Effect.

                  (ii) Neither AFC, the Company nor the Subsidiary has received any communication alleging that the Company or the Subsidiary is or may be liable or is not in full compliance with any Environmental Laws or permit or authorization required under applicable Environmental Laws where such failure to comply fully could reasonably be expected to have a Company Material Adverse Effect and, to AFC's knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future.

                  (iii) To AFC's knowledge, there is no claim, action, cause of action, investigation or notice by any person or entity alleging potential liability arising out of, based on or resulting from (a) the presence in or release into the environment of any Materials of Environmental Concern at any location owned, leased or operated, now or in the past, by the Company or the Subsidiary or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law pending or, to AFC's knowledge, threatened against the Company or the Subsidiary.

                  (d) Utilities. Except as set forth on the Disclosure Schedule, all utilities and major service systems (including, without limitation, electrical, sanitary and sewage, HVAC, air filtering, refrigeration and water supply) necessary for the operation of the Company-Owned Bakery Premises and, to AFC's knowledge, all other Premises are in working order and are adequate for the present needs of the Premises. To the knowledge of AFC, there are no facts or circumstances which will result in the termination of the present access from any Premises to utility services or existing streets, highways and roads adjoining such Premises.

                  (e) Condemnation. AFC has no knowledge and neither the Company nor the Subsidiary has received written notice, that any of the Premises are or will be subjected to or affected by (i) any special assessments, whether or not presently a lien thereon, or (ii) any condemnation, eminent domain or similar proceedings.

         3.9 ACCOUNTS RECEIVABLE. All accounts receivable of the Subsidiary (the "ACCOUNTS RECEIVABLE") are bona fide accounts receivable created in the Ordinary Course of Business and are not subject to any right of set-off. All Accounts Receivable of the Subsidiary (other than those which have arisen since the Subsidiary Balance Sheet Date) are accurately reflected on the Subsidiary Balance Sheet in accordance with GAAP. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Subsidiary Balance Sheet or on the Closing Date Balance Sheet (which reserves are adequate and calculated consistent with past practice and, in the case of the reserves reflected on the Closing Date Balance Sheet, will not represent a lesser percentage of the Accounts Receivable as of the Closing Date than the reserves reflected in the Subsidiary Balance Sheet with respect to the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Accounts Receivable in the aggregate amount reflected on the Closing Date Balance Sheet, net of related reserves, will be collected in full, without any set-off, on or before February 15, 2005. Section 3.9 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the Base Working Capital Date, which list sets forth the aging of such Accounts Receivable.

         3.10 INVENTORY. All inventory of the Subsidiary, whether or not reflected in the Subsidiary Balance Sheet, consists, in all material respects, of items of quality and quantity usable and saleable in the Ordinary Course of Business, except for items that are obsolete, discontinued, returned, damaged or of below-standard quality or merchantability that for purposes of the Subsidiary Balance Sheet have been written down to the bona fide selling price less cost of disposition, or for which adequate reserves have been provided.

         3.11 ABSENCE OF UNDISCLOSED LIABILITIES. There are no liabilities or other obligations of the Company or the Subsidiary (whether absolute, accrued, contingent or otherwise and whether or not due) required to be shown in the Financial Statements in accordance with GAAP and not shown except (i) to the extent reflected in the Subsidiary Balance Sheet and the notes and schedules thereto, (ii) those liabilities described in this Agreement, (iii) those liabilities incurred in the Ordinary Course of Business since the Subsidiary Balance Sheet Date, and (iv) those liabilities not required under GAAP to be reflected in the Financial Statements.

         3.12     TAXES.

                  (a) All Tax Returns required to be filed by or on behalf of the Company or the Subsidiary or any Affiliated Group of which the Company or the Subsidiary is or was a member have been duly and timely filed with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and accurate in all material respects, except as explained in the Disclosure
Schedule in connection with AFC's restatement of its financial statements for its 2000, 2001 and 2002 fiscal years (the "RESTATEMENT YEARS"). It is acknowledged and agreed that any income tax refunds payable with respect to the Restatement Years, the 2003 fiscal year, and the stub period ending on the Closing Date shall be the property of AFC and neither the Company nor the Subsidiary shall have any right to any portion thereof.

                  (b) All Taxes with respect to the Company, the Subsidiary or any Affiliated Group of which the Company or any Subsidiary is or was a member shown to be payable on the Tax Returns and any subsequent assessments with respect thereto have been timely paid in full or in the case of Taxes that are not yet due or owing, the Company and the Subsidiary have made due and sufficient accruals for the payment of all such Taxes on the face of the Final Closing Date Balance Sheet and on its books and records and no other Taxes are payable by the AFC Affiliated Group with respect to the Company or the Subsidiary, other than Taxes that AFC, the Company or the Subsidiary is contesting in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. There are no liens on any of the Shares or Assets with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that AFC or the Company or the Subsidiary is contesting in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company and the Subsidiary.

                  (c) Except as set forth in the Disclosure Schedule, none of the Company, the Subsidiary or any other Person on their behalf has (i) waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any taxable period during which the Company or the Subsidiary was a member of the AFC Affiliated Group, (ii) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or the Subsidiary, (iii) agreed to or is required to make any adjustments pursuant to
Section 481(a) of the Code or any similar provision of law or has any knowledge that any taxing authority has proposed any such adjustment, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the Company or the Subsidiary (iv) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of law with respect to the Company or the Subsidiary, (v) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, or (vi) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

                  (d) The Company and the Subsidiary have complied in all material respects with all applicable laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws.

                  (e) No taxing authority in a jurisdiction where the Company or the Subsidiary does not file Tax Returns has sent written notice to the Company or the Subsidiary claiming that it is or may be subject to taxation by that jurisdiction.

                  (f) All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of, or including, the Company or the Subsidiary have been fully paid other than asserted deficiencies or assessments that AFC, the Company or the Subsidiary is contesting in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and there are no other audits or investigations by any taxing authority in progress, nor has AFC, the Company or the Subsidiary received any written notice from any taxing authority that it intends to conduct such an audit or investigation.

                  (g) Neither the Company nor the Subsidiary has any "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

                  (h) Neither the Company nor the Subsidiary has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (i) Neither the Company nor the Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

                  (j) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Buyer, the Company or their respective Affiliates by reason of Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

                  (k) Neither the Company nor the Subsidiary is subject to any private letter ruling of the IRS or comparable rulings of any taxing authority.

                  (l) Since the Acquisition Date, neither the Company nor the Subsidiary has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than the AFC Affiliated Group.

                  (m) Neither the Company nor the Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the five (5) years prior to the date of this Agreement.

                  (n) Section 3.12(n) of the Disclosure Schedule sets forth, with respect to each of the Company and the Subsidiary (i) any "intercompany transactions" in respect of which gain was and continues to be deferred pursuant to Treasury Regulations Section 1.1502-13 or any analogous or similar provision of Law, (ii) any "excess loss accounts" in respect of the stock of the Subsidiary pursuant to Treasury Regulations Section 1.1502-19, or any analogous or similar provision of Law, and (iii) any taxable income of the Company or the Subsidiary that will be required under applicable Tax law to be reported by the Buyer or any of its affiliates, including the Company or the Subsidiary, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date.

                  (o) The Company and the Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of
Section 6662 of the Code.

                  (q) Neither the Company nor the Subsidiary has participated in any reportable transaction, as defined in Treasury Regulation
Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

                  (r) Neither the Company nor the Subsidiary has, or has ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

         For purposes of this Section 3.12, any reference to the Company or the Subsidiary shall be deemed to include any Person which merged with or was liquidated into such Company or Subsidiary.

         3.13 EQUIPMENT. The Disclosure Schedule sets forth a brief description of each item of machinery or equipment typically owned or leased by the Company or the Subsidiary and used or held for use in the Company-Owned Bakeries with an original book basis, in the case of owned equipment, in excess of $5,000, indicating the typical budgeted cost of each such item when purchased new, and in the case of leased equipment with an annual lease obligation in excess of $1,500. Except as set forth on the Disclosure Schedule, each Company-Owned Bakery has substantially all of the machinery and equipment referenced in this Section 3.13. The machinery and equipment used in the Business is in good operating condition and repair, and is adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth in the Disclosure Schedule, the Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

         3.14 BENEFIT PLANS. The employee benefit plans and agreements described in the Disclosure Schedule are the only employee benefit plans and agreements maintained by the Company, the Subsidiary and AFC for the benefit of their employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and agents, including without limitation (i) current and deferred compensation, pension, profit sharing, severance, vacation, stock purchase, stock option, bonus and incentive compensation benefits and other employee benefit plans (as defined in Title I, Subtitle A, Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) for such employees and agents; and (ii) the medical, hospital, life, health, accident, disability, death and other fringe and welfare benefits for such employees and agents; all of which plans, programs, practices, policies and other individual and group arrangements and agreements, including any unwritten compensation, fringe benefit, payroll or employment practices, procedures or policies of any kind or description, are hereinafter referred to as "BENEFIT PLANS." For each Benefit Plan, AFC has delivered or made available to Buyer true, correct and complete copies of (i) the most recent two determination letters issued with respect to any Benefit Plan intended to be qualified under Code Section 401(a);
(ii) copies of the most recent summary plan descriptions and any material modifications thereto for the Benefit Plans covered by ERISA and subject to the summary plan description requirements; (iii) all employment manuals and policies; (iv) all collective bargaining agreements; and (v) the most recently filed three IRS Forms 5500, including all schedules thereto and opinions of independent accountants, filed for each Benefit Plan subject to the requirement to file such an annual report. Except as disclosed in the Disclosure Schedule, there are no contributions or payments due with respect to any of the Benefit Plans other than contributions and payments due in the normal course. Other than routine claims for benefits, no claim against or legal proceeding involving any Benefit Plan is pending or, to AFC's knowledge, threatened. Except as disclosed in the Disclosure Schedule, the Company, the Subsidiary and each Benefit Plan are in compliance with the provisions of ERISA, the Code and any other laws applicable to it, except where failure to comply could not reasonably be expected to have a Company Material Adverse Effect. Each Benefit Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service, and AFC is not aware of any circumstances likely to result in revocation of any such favorable determination letter. AFC, the Company and the Subsidiary have never maintained a plan subject to Title IV of ERISA. No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in

Code Section 4975(e)(2)) with respect to any Benefit Plan has engaged in any nonexempt "prohibited transaction" (described in Code Section 4975(c) or Section 406 of ERISA) the penalty of which could have a Company Material Adverse Effect. No tax under Code Sections 4980B or 5000 has been incurred with respect to any Benefit Plan, and to AFC's knowledge, no circumstances exist which could give rise to such tax.

         3.15 SUBSIDIARIES. Other than the Subsidiary, the Company does not own directly or indirectly, any interest or investment (whether equity or debt) in any Person.

         3.16 COMPLIANCE WITH COURT ORDERS AND REGULATIONS. Neither the Company nor the Subsidiary is in material violation of any Court Order or any Regulation, and neither the Business nor the Assets have been used or operated by the Company or the Subsidiary in material violation of any Court Order or any Regulation. Except as set forth on the Disclosure Schedule, neither the Company nor the Subsidiary has received notice that any investigation or review by any Governmental Authority with respect to the Company or the Subsidiary is pending or that any such investigation or review is contemplated. Neither Company nor the Subsidiary is subject to any judgment or Court Order in any lawsuit or proceeding which has or may have a Company Material Adverse Effect on its rights and interests in any Franchise Agreement. To AFC's knowledge, there are not currently, nor have there ever been any administrative actions, cease and desist orders, or other administrative actions against the Company or the Subsidiary by any Governmental Authority which regulates the sale of Franchises (as defined below).

         3.17 LEGAL PROCEEDINGS. Except as disclosed on the Disclosure Schedule, there is no Proceeding that is pending or, to AFC's knowledge, threatened against the Company or the Subsidiary, and to AFC's knowledge, there is no basis for any Proceeding.

         3.18     CONTRACTS AND COMMITMENTS.

                  (a) The Disclosure Schedule lists (and the Company has provided true and correct copies to the Buyer of) each of the following items to which either the Company or the Subsidiary is a party or to which any of their properties or other assets are subject, except for any Contracts that may be terminated without liability or penalty on not more than 30 days' notice and any Contracts under which the executory obligation of the Company or the Subsidiary involves an individual amount of less than $10,000 (unless a different amount is specified below):

                           (i) Contracts with any present or former stockholder, director, officer, employee, partner or consultant of the Company or the Subsidiary;

                           (ii) Contracts for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party, in excess of $20,000 in any individual case;

                           (iii) Contracts to sell or supply products or to perform services to or for third parties, in excess of $10,000 in any individual case;

                           (iv) notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money, agreements or arrangements for a line of credit or guarantee, pledge or undertaking in any manner (including guarantees of lease obligations) whatsoever of the indebtedness of any other Person;

                           (v) Contracts limiting or restraining the Company or the Subsidiary from engaging or competing in any line of business or any geographical area;

                           (vi) Contracts relating to any license, franchise or distributorship, or copyright, or to any ideas, technical assistance or other know-how of or used by the Company or the Subsidiary;

                           (vii) Collective bargaining agreements or other contracts with labor unions;

                           (viii)   Agreements relating to severance
                  arrangements, retirement benefits, deferred compensation or termination of employment;

                           (ix) Contracts not made in the Ordinary Course of Business that individually involve the payment or receipt of more than $10,000;

                           (x) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by either the Company or the Subsidiary with any other Person;

                           (xi) each power of attorney that is currently effective and outstanding; and

                           (xii)    each domestic and foreign Cinnabon
                  Franchisee or Licensee competition and reward program.

                  (b) Neither the Company, the Subsidiary nor, to AFC's knowledge, any other party is in default under, nor to AFC's knowledge, has any event occurred that (with or without the giving of notice or lapse of time, or both) would constitute a material default under any of the Contracts. Neither the Company nor the Subsidiary has received any communication from, or given any communication to, any other party indicating that the Company, the Subsidiary or such other party, as the case may be, is currently or by the lapse of time will be in material default under any Contract.

         3.19     INSURANCE.

                  (a) The Company and the Subsidiary are covered by policies of insurance maintained by AFC, the Company or the Subsidiary covering such risks, in such amounts and with such deductibles and exclusions as are reasonable for the Business and the Assets, as determined by AFC in its reasonable business judgment. None of the Company or the Subsidiary is in material default with respect to its obligations under any of such insurance policies, and to AFC's knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a material breach or default, or permit termination, modification, or acceleration, under the policy. To the extent that the Company and the Subsidiary self-insure certain of their properties or risks, such self-insurance protects against such casualties and contingencies and is at such levels as is in accordance with reasonable business practices, as determined by AFC in its reasonable business judgment.

                  (b) To AFC's knowledge, no party to any such insurance policy has repudiated any material provision thereof. All known claims asserted against the Company or the Subsidiary as of the date hereof, if any, of which the Company or the Subsidiary has received written notice that may by covered by insurance have been disclosed to and accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies and are described in Section 3.19 of the Disclosure Schedule. Except as disclosed in the Disclosure Schedule, no claims have been denied coverage during the last two years. Other than for health insurance premium increases and as set forth in the Disclosure Schedule, neither the Company nor the Subsidiary has received any written notice (i) of any material pending premium increase under any policy,
(ii) that it is subject to any retroactive premium adjustment or other material loss-sharing arrangement or (iii) of the intent of any insurance company not to renew any such policy.

         3.20 LABOR MATTERS. Neither the Company nor the Subsidiary is obligated under any agreement to recognize or bargain with any labor organization or union on behalf of its employees. To AFC's knowledge, there is not now any formal organization activity among any of the employees of the Company or the Subsidiary, nor has the Company or the Subsidiary received written notice of any threatened action with respect to, any unfair labor practice. Neither the Company nor the Subsidiary is (a) a party to, involved in or, to the knowledge of AFC, threatened by, any labor dispute or unfair labor practice charge, or (b) currently negotiating any collective bargaining agreement, and neither the Company nor the Subsidiary has experienced any work stoppage during the last two years. Neither the Company nor the Subsidiary is subject to any order, decree, judgment, settlement agreement or award requiring the payment by it to any employee, former employee or labor organization of any back wages or other money damages in a material amount for any reason whatsoever.

         3.21     INTELLECTUAL PROPERTY.

                  (a) Included in the Disclosure Schedule is a true, correct and complete list of the following Company Intellectual Property and Company Registered Intellectual Property:

                           (i)      WITH RESPECT TO THE CI SYSTEM:

                                    A.       All U.S. and Foreign trade names,
                                             trademarks, service marks, logos,
                                             slogans, Internet domain names and
                                             assumed names currently used in the
                                             conduct and operation of the CI
                                             Division (collectively the "CI
                                             MARKS") and all U.S. and foreign
                                             trademark and service mark
                                             registrations and applications for
                                             registration with respect to all
                                             Company Intellectual Property,
                                             including but not limited to (i)
                                             the jurisdictions, if any, by or in
                                             which such CI Marks are registered
                                             or for which an application has
                                             been filed, (ii) the registration
                                             or application numbers, (iii) the
                                             dates of any such registration or
                                             application and (iv) the dates that
                                             any affidavits of use or renewals
                                             have been or are required to be
                                             filed.

                                    B.       All U.S. and foreign copyright
                                             registrations and applications for
                                             registration of the Company and the
                                             Subsidiary pertaining to the
                                             materials in which the Company or
                                             the Subsidiary claim a copyright
                                             and which materials are currently
                                             being used in the conduct of the CI
                                             Division (the "COPYRIGHTS"),
                                             including but not limited to as to
                                             all Company Intellectual Property:
                                             (i) the jurisdictions, if any, by
                                             or in which such Copyrights are
                                             registered or for which an
                                             application has been filed, (ii)
                                             the registration or application
                                             numbers and (iii) the dates of any
                                             such registrations or applications.

                                    C.       All U.S. and foreign patents and
                                             patent applications currently used
                                             for the conduct and operation of
                                             the CI Division (collectively the
                                             "PATENTS"), together with the
                                             number and date of issuance of any
                                             patents and the application number
                                             and filing date of any application
                                             for a patent.

                                    D.       All of the training manuals, trade
                                             secrets, formulae, recipes, unique
                                             sources of supply and sources not
                                             generally known which are currently
                                             used for the conduct and operation
                                             of the CI Division.

                           (ii)     WITH RESPECT TO THE SBC DIVISION:

                                    A.       All trade names, trademarks,
                                             service marks, logos, slogans,
                                             Internet domain names and assumed
                                             names licensed by the Subsidiary
                                             pursuant to the Master License
                                             Agreement for use in the conduct
                                             and
                                             operation of the SBC Division
                                             (collectively the "SBC LICENSED
                                             MARKS") and all trademark and
                                             service mark registrations and
                                             applications for registration in
                                             the International Territories with
                                             respect to all SBC Licensed
                                             Intellectual Property, including
                                             but not limited to (i) the
                                             International Territories, if any,
                                             by or in which such SBC Licensed
                                             Marks are registered or for which
                                             an application has been filed, (ii)
                                             the registration or application
                                             numbers, (iii) the dates of any
                                             such registration or application
                                             and (iv) the dates that any
                                             affidavits of use or renewals have
                                             been or are required to be filed.

                                    B.       All of the training manuals, trade
                                             secrets, formulae, recipes, unique
                                             sources of supply and sources not
                                             generally known which are or have
                                             been since July 14, 2003 used for
                                             the conduct and operation of the
                                             SBC Division.

                                    C.       Except as set forth on the
                                             Disclosure Schedule, neither the
                                             Company nor the Subsidiary claims
                                             any proprietary rights in any of
                                             the SBC Licensed Intellectual
                                             Property currently being used for
                                             the conduct of the SBC Division as
                                             it is currently being conducted.

                  (b) Except as otherwise described in the Disclosure Schedule, the Company or the Subsidiary is the sole and exclusive owner of the Company Intellectual Property, free and clear of all liens, claims and Encumbrances. Any licenses to Intellectual Property granted to the Company or the Subsidiary (including, without limitation, the SBC Licensed Intellectual Property) are sufficient for the conduct and operation of the Business as currently conducted. Except for the rights granted to Franchisees and Licensees and as otherwise described in the Disclosure Schedule, the Company and the Subsidiary have sole and exclusive rights to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of, license and transfer the Company Intellectual Property; have not granted any options or licenses or entered into any agreements of any kind relating to the Company Intellectual Property or the marketing and distribution thereof; and the sale of the Shares, as contemplated herein, will not result, directly or indirectly, in the loss or impairment, in whole or in part, of any Company Intellectual Property or any SBC Licensed Intellectual Property. Except as set forth in the Disclosure Schedule, all registrations and applications relating to the Company Intellectual Property are standing in the name of the Company or the Subsidiary. Except as set forth in the Disclosure Schedule, no Company Intellectual Property or product or service used in the Business related to Company Intellectual Property or, to AFC's knowledge, any of the SBC Licensed Intellectual Property, is subject to any Proceeding or outstanding decree, Court Order, judgment, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company or the Subsidiary, or which may affect the validity, use or enforceability of Company Intellectual Property or SBC Licensed Intellectual Property. Since July 14, 2003, no Company Intellectual Property has been used in the conduct and operation of the SBC Division.

                  (c) Except for the security interest of the Secured Lender which shall be terminated at Closing and as otherwise described in the Disclosure Schedule, neither the Company nor the Subsidiary has, as of and since the date upon which it acquired the Company Intellectual Property, (i) filed or authorized the filing with the Assignment Division of the United States Patent and Trademark Office (the "PTO"), United States Copyright Office or similar foreign office of any lien, security interest or encumbrance against any registration, patent or application identified in the Disclosure Schedule; (ii) authorized or filed any lien relating to Company Intellectual Property under the UCC or any similar foreign statute; (iii) entered into any license, franchise or other agreement with respect to any of the Company Intellectual Property or SBC Licensed Intellectual Property with any third person (except for the Franchise Agreements on the Disclosure Schedule); (iv) otherwise transferred, conveyed, sold, assigned, pledged, mortgaged, granted a security interest in or encumbered any of the Company Intellectual Property or SBC Licensed Intellectual Property or (v) entered into any settlement consent, covenant not to sue or similar agreement with respect to any Company Intellectual Property or SBC Licensed Intellectual Property.

                  (d) Except as described in the Disclosure Schedule, neither the Company nor the Subsidiary has received any written notice (nor, to AFC's knowledge, has the Company or the Subsidiary received any oral communication) to the effect that the Company and/or the Subsidiary are not the sole owners of or do not have the sole and exclusive right to use (except as otherwise provided in the Franchise Agreements) the Company Intellectual Property.

                  (e) All Company Registered Intellectual Property is subsisting and in good standing, the Company Intellectual Property is valid and enforceable and, to AFC's knowledge, no act or omission has occurred which would adversely affect the validity or enforceability of any Company Intellectual Property or the enforceability of its license to the SBC Licensed Intellectual Property. To the extent that Company Intellectual Property has been developed or created by a third party (other than an employee) for the Company or the Subsidiary, the Company or the Subsidiary has a written agreement with such third party with respect thereto and Company or the Subsidiary thereby has obtained ownership of and is the exclusive owner of all of such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so. To the extent that Company Intellectual Property has been developed or created by any employee of the Company or the Subsidiary, such Company Intellectual Property constitutes a work made for hire under applicable law. To the extent any such work of authorship was not a work made for hire under applicable law, the employee transferred all right, title and interest in and to such work of authorship to the Company or the Subsidiary. Except as set forth in the Disclosure Schedule, all necessary registration, maintenance and renewal fees currently due in connection with Company Registered

Intellectual Property have been made and all necessary documents, recordations and certifications in connection with Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the Company Registered Intellectual Property. Except as described in the Disclosure Schedule, the Company and the Subsidiary have obtained confidentiality and nondisclosure agreements to protect the secrecy of all Company Intellectual Property and SBC Licensed Intellectual Property which are considered to be confidential information or trade secrets where the failure to obtain such agreements would have a material adverse effect on the Company Intellectual Property or on the SBC Licensed Intellectual Property. Since the Acquisition Date, the Company and the Subsidiary have taken reasonable steps under the circumstances to protect the rights of the Company and the Subsidiary in the confidential information and trade secrets of the Company and the Subsidiary used in the Business of the Company and the Subsidiary or any trade secrets or confidential information of third parties used in the Business of the Company and the Subsidiary

                  (f) To AFC's knowledge, neither the conduct of the Business nor the operation of the Company-Owned Bakeries, Franchised Bakeries or SBC International Cafes, nor the use of the Company Intellectual Property by the Company or the Subsidiary or by any Franchisee or Licensee of the Subsidiary infringes upon, misappropriates, dilutes or constitutes an unauthorized use of any proprietary rights owned or controlled by any third party. Except as set forth on the Disclosure Schedule, there is no claim, suit, action or Proceeding (a "PROPRIETARY RIGHT CLAIM") pending or, to AFC's knowledge, threatened against the Company, the Subsidiary or any Franchisees or Licensees alleging that use of the Company Intellectual Property or SBC Licensed Intellectual Property by the Company, the Subsidiary or such Franchisees or Licensees infringes upon, misappropriates, dilutes or constitutes an unauthorized use of the proprietary rights of any third person, or alleging that the Company, the Subsidiary and/or such Franchisees or Licensees do not have the valid right to use any Company Intellectual Property or SBC Licensed Intellectual Property. The Disclosure Schedule lists each Proprietary Right Claim pending or threatened against the Company, the Subsidiary or, to AFC's knowledge, any Franchisee, together with
(i) the identity of the Company Intellectual Property or SBC Licensed Intellectual Property alleged to be infringing; (ii) the basis for such claim, including the right alleged to be infringed; (iii) the name of the party by whom such Proprietary Right Claim has been made; and (iv) if applicable, the jurisdiction, court or agency before which the Proprietary Right Claim has been commenced and the number assigned to such proceeding.

                  (g) Except as described in the Disclosure Schedule, to AFC's knowledge, there are no existing infringements, misappropriations, dilutions or unauthorized uses by any third party of any of the Company Intellectual Property or SBC Licensed Intellectual Property, and neither the Company nor the Subsidiary has any claim outstanding with respect to prior infringements, misappropriations, dilutions or unauthorized uses. The Disclosure Schedule lists each such Proprietary Right Claim against any third party pending or threatened by the Company or the Subsidiary, together with (i) the identity of the Company Intellectual Property or SBC Licensed Intellectual Property alleged to be infringed; (ii) the basis for such claim, including the right alleged to be infringed; (iii) the name of the party against whom such Proprietary Right Claim has been made; and (iv) if applicable, the jurisdiction, court or agency before which such Proprietary Right Claim has been commenced and the number assigned to such proceeding.

                  (h) There are no breaches or defaults on the part of the Company or the Subsidiary under agreements which are included in the Company Intellectual Property or SBC Licensed Intellectual Property, including any license agreements permitting the use of the Company Intellectual Property by third parties, and all such agreements constitute valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms. Except as set forth in the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not constitute a breach or default or event which, with notice, lapse of time, or both, would constitute a default or an event of default under any agreement included within or relating to any of the Company Intellectual Property or SBC Licensed Intellectual Property.

                  (i) Except as described in the Disclosure Schedule, the Company and the Subsidiary currently license or own, and, in either case have the legal right to use, all computer software that is material to the conduct of the Business (including, but not limited to, the CI Division and the SBC Division) and the operation of the Company-Owned Bakeries, Franchised Bakeries and SBC International Cafes and the CI System and, to AFC's knowledge, all such computer software is being so used in a manner that does not breach any term of the license or other contract between the Company and/or the Subsidiary and any third party in any material respect. The Company and the Subsidiary are in compliance, in all material respects, with the terms and conditions of all license agreements in favor of the Company and the Subsidiary relating to such computer software. The Disclosure Schedule sets forth a list of (i) the computer software owned by the Company or the Subsidiary, and (ii) the computer software licensed by the Company or the Subsidiary. The source code for any Company or Subsidiary owned computer software has been maintained in confidence.

                  (j) Except as described in the Disclosure Schedule, no former or current officer, employee or agent has asserted in writing any claim against the Company or the Subsidiary in connection with such person's involvement in the conception and development of any Company Intellectual Property. None of the current officers or employees of the Company or the Subsidiary have any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or the Subsidiary in connection with the conduct of the Business (including, but not limited to, the CI Division and the SBC Division)or the operation of the Franchised Bakeries, the CI System and the SBC International Cafes, which patents or applications have not been assigned to the Company or the applicable Subsidiary, with such assignments duly recorded in the PTO.

                  (k) All Franchise Agreements and License Agreements (including those license and manufacturing agreements listed in the Disclosure Schedule) granting the right to use the Company Intellectual Property or SBC Licensed Intellectual Property to third parties give the Company or the Subsidiary as franchisor or licensor and its successors and assigns the rights to control the quality of products and services sold under the Company Intellectual

Property or SBC Licensed Intellectual Property described under the Franchise Agreements or license agreements, as the case may be.

                  (l) Except as set forth in the Disclosure Schedule, Any computer software owned by the Company or the Subsidiary was (i) developed by the Company's or the Subsidiary's employees working within the scope of their employment at the time of such development and was a work made for hire under applicable law, (ii) developed by agents, consultants, contractors or others who have executed appropriate instruments of assignment in favor of the Company or the Subsidiary as assignee that have conveyed to the Company or the Subsidiary ownership of all of its intellectual property rights in such computer software or (iii) acquired by the Company or the Subsidiary in connection with acquisitions in which the Company or the Subsidiary obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to such computer software. To the extent any work of authorship referenced in clause (i) was not a work made for hire under applicable law, the employee transferred all right, title and interest in and to such work of authorship to the Company or the Subsidiary. Neither the Company nor the Subsidiary has received notice from any third party claiming any right, title or interest in such computer software. Neither the Company nor the Subsidiary has granted rights in such computer software except to Franchisees and Licensees.

         3.22 ABSENCE OF CERTAIN CHANGES. Since the Subsidiary Balance Sheet Date, the Company and the Subsidiary have conducted the Business in the Ordinary Course of Business (except as of the Closing Date for actions that shall not have violated Section 5.1 or 5.3) and except as set forth on the Disclosure Schedule there has not been with respect to the Company or the Subsidiary:

                  (a)      any Company Material Adverse Change;

                  (b) any increase in the compensation payable or to become payable by the Company or the Subsidiary to any director, officer, employee or agent of the Company or the Subsidiary, except for merit and seniority increases made in the Ordinary Course of Business not exceeding $5,000 per director, officer, employee or agent or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                  (c) any waiver or release of any claim or right in excess of $2,000 of the Company or the Subsidiary or cancellation of any debt in excess of $2,000 held by the Company or the Subsidiary;

                  (d) any casualty, loss, damage or destruction (whether or not covered by insurance) of any material property of the Company or the Subsidiary;

                  (e) any material change in the accounting methods or practices of the Company or the Subsidiary or any change in depreciation or amortization policies or rates theretofore adopted by the Company or the Subsidiary;

                  (f) any change in the Company's or the Subsidiary's authorized or issued capital stock; any grant of any stock option or right to purchase shares of capital stock of either the Company or the Subsidiary; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company or the Subsidiary of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment with respect of shares of capital stock;

                  (g) any amendment to the certificates of incorporation or bylaws of either of the Company or the Subsidiary;

                  (h) any adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of either the Company or the Subsidiary;

                  (i) any sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any material asset or property of either the Company or the Subsidiary or mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset or property of either the Company or the Subsidiary, including the sale, lease, or other disposition of any of the Company Intellectual Property;

                  (j) any written or legally-binding oral agreement by either the Company or the Subsidiary to do any of the foregoing.

         3.23     [INTENTIONALLY BLANK]

         3.24     FRANCHISE, LICENSE AND DEVELOPMENT AGREEMENTS.

                  (a) The Disclosure Schedule sets forth a true and complete list of, and, except as noted on the Disclosure Schedule, the Company has made available to the Buyer, or provided the Buyer with a copy of, all documents that are currently in the Company's or Subsidiary's possession or control within each of the following categories:

                           (i) each Franchise Agreement in effect as of the date of this Agreement, and any written amendments or modifications thereto, pursuant to which the Company or the Subsidiary has granted to Franchisees or Licensees the right to operate Franchised Bakeries or to use any components of the CI System or the Company Intellectual Property;

                           (ii) each Franchise Agreement (including each International Contract) in effect as of the date of this Agreement, and any written amendments or modifications thereto pertaining to the right to develop and operate SBC International Cafes; and

                           (iii) each license and manufacturing agreement and any written amendments or modifications thereto, in effect as of the date of this Agreement, pertaining to the right of third parties to use the Company Intellectual Property in association with products and services, whether such products and services are the same as, are similar to, or dissimilar from, those products and services offered at Franchised Bakeries and/or SBC International Cafes.

                  (b) The Disclosure Schedule sets forth a true and complete list of and, except as noted on the Disclosure Schedule, the Company has made available to the Buyer, or provided the Buyer with a copy of, all documents that are currently in the Company's or Subsidiary's possession or control within each of the following categories:

                           (i)      each Franchise Agreement (including
                  International Contracts), to AFC's knowledge after reasonable inquiry, for which a material default exists as of the date of this Agreement and has not been cured, the details of such default, the date and details of each default and/or termination notice, if any, sent to such Franchisee or Licensee, the current status of each such default notice, and all Franchisees to whom the Subsidiary has sent a written notice of default since September 1, 2003 (including a copy of such default notice);

                           (ii) each material default by the Company or the Subsidiary with regard to any Franchise Agreement (including International Contracts) either asserted by a Franchisee in a written notice received by the Company or the Subsidiary, or to AFC's knowledge, otherwise asserted by a Franchisee, which default currently is in effect as of the date of this Agreement and the details of that default;

                           (iii) each oral Franchise Agreement entered into by the Company or the Subsidiary that currently is in effect as of the date of this Agreement and pursuant to which a Franchisee or Licensee currently is operating a Franchised Bakery or an SBC International Cafe;

                           (iv) each material oral modification, approved by the Company or the Subsidiary, to a Franchise Agreement (including International Contracts) that currently is in effect as of the date of this Agreement;

                           (v) a list of all locations at which, to AFC's knowledge, former Franchisees or Licensees continue to use the Company Intellectual Property or other significant elements of the CI System or SBC Licensed Intellectual Property or system by which the SBC International Cafes are operated, other than minor non-material elements of trade dress;

                           (vi)     to AFC's knowledge, a list of all
                  Franchisees and Licensees that are the subject of a case under domestic or foreign bankruptcy or insolvency laws of which the Company or the Subsidiary has been notified; and

                           (vii)    all written or oral agreements or
                  arrangements (and with respect to oral agreements a description thereof) currently in effect with independent sales representatives, contractors, brokers or consultants under which the Company or the Subsidiary has authorized any person to sell or promote the sale of Franchises on behalf of the Company or the Subsidiary or agreed to rebate or share amounts receivable under any Franchise Agreement and indicating which of such agreements are in default and may be terminated by the Company or the Subsidiary by notice to the other party. The Company has delivered to Buyer true, correct and complete copies of all written correspondence and memoranda evidencing any such oral agreements. The payments payable to all parties to each such oral agreement are set forth on the Disclosure Schedule.

                  (c) With respect to each Franchise Agreement (including International Contracts), the Disclosure Schedule sets forth a true and complete list of:

                           (i) the initial license or development fee paid to the Company or the Subsidiary by each Franchisee or Licensee during the period commencing January 1, 2003 for the CI System and July 14, 2003 for the SBC Division and ending June 13, 2004; and

                           (ii) the total amount paid to the Subsidiary by the Franchisee or Licensee as royalties for the period commencing January 1, 2003 for the CI System and July 14, 2003 for the SBC Division and ending June 13, 2004.

                  (d) Except as set forth on the Disclosure Schedule, neither the Company nor the Subsidiary, since September 1, 1999 with respect to the CI Division and since July 14, 2003 with respect to the SBC Division, has had, any subsidiary or affiliate offering or selling franchises, master franchises, area development agreements, subfranchises, licenses, business opportunities or seller-assisted marketing plans (collectively "FRANCHISES"), domestically or internationally for the CI System or the Best System (as defined in the Master License Agreement). Neither the Company nor the Subsidiary has granted subfranchising rights to the CI System or the system by which the SBC International Cafes are operated.

                  (e) Except as set forth in the Disclosure Schedule, each Franchise Agreement entered into since September 1, 1999 with respect to the CI Division and since July 14, 2003 with respect to the SBC Division, is substantially similar to the form of Franchise Agreement incorporated into the UFOC that was issued to the Franchisee or Licensee in connection with the sale of that Franchise by the Company or the Subsidiary. The Company and the Subsidiary had, at all relevant times, the corporate power and authority and legal right to enter into and carry out the terms of each Franchise Agreement. All of the Franchise Agreements are valid, binding and enforceable against the Franchisee or

Licensee thereunder in accordance with its terms, subject to any such Franchisee's or Licensee's bankruptcy, insolvency, receivership or similar proceeding under domestic or foreign law.

                  (f) Except as set forth on the Disclosure Schedule, and except as may be granted by operation of law or pursuant to the terms of any Franchise Agreement, no Franchisee or Licensee has a protected territory, exclusive territory, covenant not to compete, right of first refusal, option or other arrangement (collectively, the "TERRITORIAL RIGHTS") with the Company or the Subsidiary pursuant to which (i) the Company or the Subsidiary is restricted in any way in its right to own or operate, or license others to own or operate, any business or line of business; or (ii) the Franchisee or Licensee is granted rights for the acquisition of additional Franchises or expansion of the Franchisee's or Licensee's territory. Except as described in the Disclosure Schedule, no Franchisee's or Licensee's Territorial Rights conflict with the Territorial Rights of any other Franchisee or Licensee. Except as set forth on the Disclosure Schedule, to the extent the Company or the Subsidiary granted any such Territorial Rights (whether disclosed or required to be disclosed herein), the Company and the Subsidiary have not violated the Territorial Rights of any Franchisee or Licensee. Except as set forth on the Disclosure Schedule, neither the Company nor the Subsidiary has any written policies or procedures which in any way restrict or limit the Company's or Subsidiary's right to own or operate, or license others to own or operate, any business in any geographic location, including but not limited to, locations in close proximity to existing Franchised Bakeries or SBC International Cafes, wherever located.

                  (g) Except as set forth in the Disclosure Schedule, and excluding entertainment by vendors/suppliers in the ordinary course of business, since September 1, 1999 with respect to the CI Division and since July 14, 2003 with respect to the SBC Division, neither the Company nor the Subsidiary has entered into any contracts, agreements or arrangements, orally or in writing, whereby the Company or the Subsidiary receives rebates, commissions, marketing and advertising allowances, discounts or other payments or remuneration of any kind (collectively, "Rebates") from vendors, suppliers, contractors or other Persons (collectively, "Suppliers") due to purchases by Franchisees of products or services or due to purchases by the Company or the Subsidiary for Company-Owned Bakeries or relating to the sale of the Suppliers' products or services to Franchisees. The Disclosure Schedule sets forth each material complaint or claim received by the Company or the Subsidiary by a current or past (subsequent to September 1, 1999) Franchisee or Licensee regarding the Company's or the Subsidiary's receipt or application of Rebates from Suppliers since September 1, 1999 with respect to the CI Division and since July 14, 2003 with respect to the SBC Division.

                  (h) Except as set forth in the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions would result in a violation of or a default under, or give rise to a right of termination, modification, cancellation, rescission or acceleration of any obligation or loss of material benefits to the Company or Subsidiary under, the terms of any Franchise Agreement or any license or manufacturing agreement disclosed on the Disclosure Schedule, which violation, default, termination, modification, cancellation, rescission or acceleration would have a Company Material Adverse Effect. No

Franchise Agreement requires the consent or approval of a Franchisee or Licensee in connection with the consummation of the Transactions.

                  (i) Except as set forth on the Disclosure Schedule, the Company and the Subsidiary have not made to any Franchisee or Licensee, or any of its Franchisee's or Licensee's employees or agents, any commitment, promise or pledge (whether oral or in writing) to provide any special discount, allowance or accommodation (other than as set forth in the respective UFOCs and Franchise Agreements) which individually or collectively could have a Company Material Adverse Effect. There are no material agreements or special arrangements with any Franchisee or Licensee other than as set forth in the respective UFOCs and Franchise Agreements. Except as set forth on the Disclosure Schedule, the Company and the Subsidiary have not made any commitment, promise or pledge (whether oral or in writing) to share with Franchisees and Licensees
(i) any portion of the revenue AFC, the Company or the Subsidiary received, or to be received, from licensees under those license and manufacturing agreements which are listed on the Disclosure Schedule, (ii) any Rebates received, or to be received, by AFC, the Company or the Subsidiary from Suppliers, or (iii) any revenues received, or to be received, by AFC, the Company or the Subsidiary from third parties who sell or distribute specialty baked goods bearing the mark "Cinnabon" or other trademarks, service marks or logotypes which are part of the Company Intellectual Property or the SBC Licensed Intellectual Property. Except as provided in the SBC License and as set forth in the Disclosure Schedule, neither the Company nor the Subsidiary has made any commitment, promise or pledge (whether oral or in writing) to refrain from licensing, selling, or otherwise distributing any product or service bearing the Company Intellectual Property or the SBC Licensed Intellectual Property, or any Intellectual Property licensed by the Company or the Subsidiary, through any distribution channel or in any geographic territory except as expressly set forth in its and their respective Franchise Agreements.

                  (j) Except as specified on the Disclosure Schedule, to AFC's knowledge, neither the Company nor the Subsidiary has waived enforcement of any noncompete restriction under a Franchise Agreement which would otherwise be in effect as of the date of this Agreement or become effective in the future, and to AFC's knowledge, no current or former Franchisee or Licensee is currently in violation of any noncompete covenant.

                  (k) Except as set forth in the Disclosure Schedule, no event has occurred which (with notice, or lapse of time, or both) would constitute a material default by the Company or the Subsidiary under any Franchise Agreement which would permit any Franchisee to terminate its Franchise Agreement, or that would otherwise, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since September 1, 2003, except as set forth in the Settlement Agreements included in the definition of Excluded Liabilities, neither the Company nor the Subsidiary has waived any default by a Franchisee under a Franchise Agreement which would reasonably be expected to have a Company Material Adverse Effect. The Company and the Subsidiary have not, since September 1, 2001, violated any Franchise Regulation in connection with the issuance of a notice of default or termination of any Franchise Agreement that could reasonably be expected to have a Company Material Adverse Effect.

         3.25     ADVERTISING FUNDS.

                  (a) The Disclosure Schedule sets forth each material written complaint or claim received by the Company or the Subsidiary by a current or past (subsequent to September 1, 2001) Franchisee or Licensee regarding the Company's or Subsidiary's use or administration of the CI Ad Fund and the SBC International Ad Fund (as such terms are defined below).

                  (b) The Disclosure Schedule sets forth a true and complete list of:

                           (i) with respect to the advertising fund for the CI System (the "CI AD FUND"):

                                    (A)      the asset or liability amount
                                             constituting the CI Ad Fund as of
                                             June 13, 2004;

                                    (B)      the aggregate of all Rebates
                                             received by the Company or the
                                             Subsidiary from Suppliers since
                                             January 1, 2001, that were
                                             contributed to the CI Ad Fund by
                                             the Company or the Subsidiary as
                                             June 13, 2004; and

                                    (C)      a true and complete list of the
                                             total amounts paid to the Company
                                             or the Subsidiary for contribution
                                             to the CI Ad Fund by each owner of
                                             a Franchised Bakery for the 12
                                             month period ending June 13, 2004;

                           (ii) with respect to the advertising fund for the SBC Division (the "SBC INTERNATIONAL AD FUND"):

                                    (A)      the asset or liability amount
                                             constituting the SBC International
                                             Ad Fund as of June 13, 2004;

                                    (B)      the aggregate of all Rebates
                                             received by the Company or the
                                             Subsidiary from Suppliers since
                                             July 14, 2003, that were
                                             contributed to the SBC
                                             International Ad Fund by the
                                             Company or the Subsidiary as of
                                             June 13, 2004; and

                                    (C)      a true and complete list of the
                                             total amounts paid to the Company
                                             or the Subsidiary for contribution
                                             to the SBC International Ad Fund by
                                             each owner of an SBC International
                                             Cafe for the period commencing July
                                             14, 2003 and ending June 13, 2004.

                  (c) Except as set forth on the Disclosure Schedule, to AFC's knowledge, at all times during the Company's and the Subsidiary's operation of the CI Ad Fund and the

SBC International Ad Fund, the Company's and the Subsidiary's use or administration of contributions and fees made under the Franchise Agreements has complied with all Franchise Agreement covenants or other agreements made by the Company and the Subsidiary with respect to its and/or their use of such contributions and fees, conform with any UFOC descriptions of such activities in all material respects, and to AFC's knowledge, does not violate any Franchise Regulation.

         3.26     FRANCHISE REGISTRATION/UFOC.

                  (a) Except as noted on the Disclosure Schedule, the Company has made available to Buyer, or provided the Buyer with a copy of, all documents that are currently within the Company's or the Subsidiary's possession or control, within each of the following categories:

                           (i) each letter or other correspondence from franchise examiners or similar state or federal employees received by the Company or the Subsidiary since September 1, 1999 relating to Franchise Agreements for the CI System;

                           (ii) each letter or other correspondence from franchise examiners or similar state or federal employees received by the Company or the Subsidiary since September 1, 1999 relating to franchise registration status of the Company or the Subsidiary in that jurisdiction with respect to the sale of Franchises for Franchised Bakeries;

                           (iii) each letter or other correspondence from franchise examiners or similar state or federal employees received by the Company or the Subsidiary since September 1, 1999 relating to the Company or the Subsidiary's exemption from the registration provisions of such jurisdiction's franchise registration law with respect to the sale of Franchises for Franchised Bakeries;

                           (iv) each UFOC provided to a Franchisee or Licensee or registered with any foreign or domestic jurisdiction since January 1, 1999 with respect to the offer or sale of Franchises for Franchised Bakeries or since July 14, 2003 with respect to the offer or sale of Franchises for SBC International Cafes; and

                           (v) each acknowledgment of receipt of a UFOC since January 1, 1999 that relates to a Franchise Agreement with respect to the offer or sale of Franchises for Franchised Bakeries or since July 14, 2003 with respect to the offer or sale of Franchises for SBC International Cafes.

                  (b) The Disclosure Schedule sets forth a complete list of the domestic and foreign jurisdictions in which the Company or the Subsidiary's franchise offering of Franchised Bakeries or SBC International Cafes currently is registered.

                  (c) Except as set forth on the Disclosure Schedule and the Settlement Agreements included in the definition of Excluded Liabilities:

                           (i) since September 1, 1999, the Company and the Subsidiary have prepared and maintained each of its and their UFOCs in accordance with applicable law, have filed UFOCs in all foreign and domestic jurisdictions requiring registration and approval prior to any offers or sales of Franchises in such jurisdictions, and have filed all material changes, amendments, and renewals thereto on a timely basis as required by applicable law (except for failures to file during periods in which no Franchises were sold by the Company or the Subsidiary in the applicable jurisdiction). The UFOCs were prepared in all material respects in compliance with applicable Franchise Regulations, and to AFC's knowledge, there were no material misrepresentations or material omissions of information in any UFOC at the time the Company or the Subsidiary was using such UFOC;

                           (ii) each Franchise Agreement complies in all material respects, and since September 1, 1999, the offer or sale of Franchises complied in all material respects at the time such offer or sale was made, with all Franchise Regulations;

                           (iii) no provision regarding the calculation and payment of royalty fees in any Franchise Agreement has been waived, altered, subordinated or modified in any way which could have a Company Material Adverse Effect, and since September 1, 1999, no right of rescission, set-off, counterclaim or defense has been asserted in a written notice received by the Company or the Subsidiary with respect to any Franchise Agreement which could have a Company Material Adverse Effect, nor to AFC's knowledge is any such assertion threatened;

                           (iv)     to AFC's knowledge, no independent
                  franchisee organization exists which holds itself out as a representative of the Franchisees;

                           (v) since September 1, 1999, no orders, consents or decrees (other than routine comment letters from regulators, orders approving registrations, renewals of registrations or registration exemptions) have been issued by any Governmental Authority to the Company or the Subsidiary nor, to AFC's knowledge, have letters of inquiry, investigations or the like been issued to the Company or the Subsidiary by such Governmental Authority or undertaken by such Governmental Authority with respect to the Company or the Subsidiary, relating, directly or indirectly, to the Company's or the Subsidiary's offer and sale of Franchises;

                           (vi) Company and the Subsidiary have made available to Buyer correct and complete copies of all registrations, material advertising or promotional materials, UFOCs, disclosure documents or agreements (A) filed since September 1, 1999 with any Governmental Authority and currently in the possession or control of the Company or the Subsidiary or its affiliates or
                  (B) otherwise used by the Company or the Subsidiary in connection with the offer, sale and operation of Franchises in any jurisdiction (domestic or foreign) and currently in possession or control of the Company or the Subsidiary or its affiliates;

                           (vii)    there is no action, proceeding, or
                  investigation pending, or to AFC's knowledge, threatened against or involving the Company or the Subsidiary with respect to any of its domestic or foreign Franchises, and to AFC's knowledge, there is no basis for any such action, proceeding or investigation except for actions, Proceedings or investigations that could not, in any individual case or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

                           (viii) the Company and the Subsidiary has provided or upon request will provide to Buyer full access to all its files relating to current and former Franchisees and Licensees.

         3.27     SBC LICENSE.

                  (a) The SBC License is in full force and effect and there are no existing defaults or events of default on the part of the Company or the Subsidiary under the SBC License Agreement or events which with notice or lapse of time or both would constitute defaults, the consequences of which, severally or in the aggregate, would have a Company Material Adverse Effect.

                  (b) As of the date of this Agreement, the Master Licensor has not exercised its call option under the SBC License (the "CALL OPTION"). No representation or warranty is made as to whether the Master Licensor shall exercise the Call Option prior to the Closing Date and no such exercise shall constitute a failure of AFC to satisfy any of its conditions to Closing or require an adjustment to the Purchase Price; provided, however, that if the Call Option is exercised and closed prior to Closing, the sales proceeds, net of out-of-pocket closing costs actually paid to unaffiliated third parties in connection with the closing of such transaction, shall be retained by the Subsidiary.

                  (c) The Company has provided the Buyer with a copy of all written notices that the Subsidiary has sent to, or received from, the Master Licensor pursuant to the SBC License.

         3.28     EMPLOYEES.

                  (a) Attached to the Disclosure Schedule is a list of (i) all employees (part-time and full-time) of the Company and the Subsidiary who currently have annualized compensation of greater than $75,000; (ii) the rate of compensation payable to each such employee; and (iii) the accrued vacation pay and other benefits payable by the Company or the Subsidiary to each employee listed thereon. Except as set forth on the Disclosure Schedule, since June 13, 2004, neither the Company nor any Subsidiary has made any promise or commitment, whether oral or in writing, to increase any employee's compensation (other than in connection with regular salary reviews), grant severance pay or grant any bonus to any employee. Except as otherwise described in the Disclosure Schedule, the employment of each employee or independent contractors of Company or Subsidiary is terminable at will and neither the Company nor any Subsidiary is a party to or has any obligations under any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of its employees. Except as disclosed on the Disclosure Schedule and any accrued amounts not yet due and payable, Company will not owe any amounts to any of its employees or independent contractor as of the Closing Date, including, without limitation, any amounts incurred for wages, commissions, bonuses, vacation pay, sick leave or severance obligations.

                  (b) The Company and the Subsidiary have complied with all applicable Regulations concerning the employer/employee relationship and with all of their respective agreements relating to the employment of their employees, including without limitation, all applicable federal, state, local and foreign laws, and regulations pertaining to wage and hour obligations, fair employment laws, health and safety laws, plant closing and mass layoff laws, workers' compensation laws, unemployment laws and Social Security laws, except where the failure so to comply would not have a material adverse effect on the Business Condition. Except as disclosed on the Disclosure Schedule and such amounts owing for the current pay period in the Ordinary Course of Business, neither the Company nor the Subsidiary is liable for any unpaid wages, bonuses or commissions, or any tax, penalty, assessment or forfeiture, for failure to comply with any of the foregoing. Except as shown on either Attachment 1 or Attachment 2 to Appendix A hereto, no payments in the nature of severance payments, stay bonuses, change in control payments, transition bonuses, transition payments, outplacement payments or other like or similar payments are payable to any employee of the Company or the Subsidiary or will become due as a result of the consummation of the transactions provided for herein.

                  (c) The Company and the Subsidiary have complied, in all material respects, with and met all obligations under the Worker Adjustment and Retraining Notification Act (and all related state and local statutes and ordinances) and warrant that they have not effectuated any "plant closing" or "mass layoff" affecting any site of employment at any time in the last three (3) years.

                  (d) The Company and the Subsidiary are in compliance in all material respects with, and have not violated the terms and provisions of, the Immigration Reform and Control Act of 1986 (including all related regulations promulgated thereunder) ("IMMIGRATION LAWS") in any material respect, and except as set forth in the Disclosure Schedule, to AFC's knowledge, have not been the subject of any inspection or investigation relating to their compliance with or violation of the Immigration Laws.

         3.29 PRODUCTS LIABILITY AND WARRANTIES. There are no product liability, warranty claims or other claims existing or, to the knowledge of AFC, threatened in writing against the Company or the Subsidiary which relate to the products or services sold or distributed by the Company, the Subsidiary or any Franchisee.

         3.30 SUPPLIERS. The Disclosure Schedule sets forth a true, correct and complete list of the ten (10) largest Suppliers to the Subsidiary (based on purchases from January 1, 2004, through June 13, 2004), together with the volume of the purchases made from such Suppliers during such period. Except as set forth on the Disclosure Schedule, no Supplier is a sole source of supply of any good or service used by the Company or the Subsidiary. None of the Suppliers has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate its relationship with the Company or the Subsidiary. No Supplier has notified the Company or the Subsidiary of its intention to decrease or materially limit the services, supplies or materials sold or furnished to the Company or the Subsidiary where such action would have a material adverse effect on the Business Condition.

         3.31 NO FINDER'S FEE. Except for Bear, Stearns & Co. Inc., the fee and expenses of which shall be paid by AFC, no person, corporation, partnership or firm is entitled to receive from the Company or the Subsidiary any commission or finder's or similar fee in connection with the Transactions.

         3.32 ACCOUNTS PAYABLE. Except as set forth on the Disclosure Schedule or those being contested by AFC in good faith, all accounts payable of each of the Company and the Subsidiary are currently within their respective terms or understandings in all material respects and are not in default or otherwise materially past due.

         3.33 MATERIALITY. When used herein, qualifications as to material adverse effect and materiality shall be read and interpreted so as to require that all the breaches of representations and warranties contained herein, determined as if such qualifications did not exist, shall not, taken as a whole, result in a Company Material Adverse Effect.

         3.34 DISCLOSURE. The information contained in this Agreement and the Schedules and Exhibits hereto, taken as a whole, does not contain any material misstatement or omit to state any material information necessary to make the statements contained herein, in light of the circumstances under which they were made, true in all material respects. Notwithstanding the foregoing, the Company shall not be deemed to have violated this Section by virtue of having failed to disclose facts or developments relating to the economy in general.

4.       REPRESENTATIONS AND WARRANTIES OF THE BUYER.

         The Buyer represents and warrants to AFC that the statements set forth in this Section 4 are true and correct as of the date hereof, except as otherwise provided in this Agreement.

         4.1 CORPORATE. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated.

         4.2 AUTHORIZATION. The Buyer has the corporate power and authority to execute, deliver and perform this Agreement and to perform the Transactions to be performed by it. Such execution, delivery and performance have been duly authorized and approved by all necessary corporate action, including approval by the Stockholders and Board of Directors of the Buyer. This Agreement constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

         4.3 VALIDITY OF CONTEMPLATED TRANSACTIONS. Neither the execution and delivery by the Buyer of this Agreement, nor the performance of the Transactions to be performed by it will violate, require any filing, consent or approval under or be in conflict with (with or without the giving of notice, or lapse of time, or both) (i) any Regulation or Court Order that is applicable to the Buyer, (ii) the Certificate of Incorporation or Bylaws of the Buyer or (iii) any material Contract or other material document to which the Buyer is a party or by which any of its properties or other assets may be subject.

         4.4 NO FINDER'S FEE. No person, corporation, partnership or firm retained by the Buyer is entitled to any commission or finder's or similar fee payable by either the Company or the Subsidiary in connection with the Transactions.

         4.5 AVAILABLE FUNDS. The Buyer has sufficient funds available to it to fund the Purchase Price and to fund all other payments, fees and expenses of the Buyer associated with or contemplated by this Agreement and Transactions.

5.       COVENANTS OF AFC.

         5.1 INTERIM CONDUCT OF BUSINESS. From the date hereof until the Effective Time, AFC shall use commercially reasonable effort to cause the Company and the Subsidiary to (i) operate their respective businesses as a going concern consistent with prior practice and in the Ordinary Course of Business and (ii) use their reasonable best efforts to preserve intact their respective business organizations and relationships with third parties and to keep available the services of their respective key employees, subject to the terms of this Agreement. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as may be contemplated pursuant to this Agreement or as expressly approved in writing by the Buyer (which approval shall not be unreasonably withheld or delayed), neither the Company nor the Subsidiary shall:

                  (i) Enter into or amend any employment, bonus, severance or retirement contract or arrangement, or increase any salary or other form of compensation payable or to become payable to any of its executives, stockholders, affiliates, directors or employees, enter into or amend any contract or arrangement of any affiliates, directors or employees nor pay any special bonus to its executives, stockholders, affiliates, directors or employees except for payments under those contracts and arrangements disclosed in the Disclosure Schedule;

                  (ii) Purchase, lease or otherwise acquire any real estate or any personal property (excluding inventory not in excess of normal requirements and equipment purchased or leased in the Ordinary Course of Business);

                  (iii) Merge or consolidate with or agree to merge or consolidate with, nor purchase or agree to purchase all or substantially all of the assets of, nor otherwise acquire any corporation, partnership, or other business organization;

                  (iv) Sell, lease, license or otherwise dispose of or agree to sell, lease, license or otherwise dispose of any of its assets, properties, rights or claims, except for fair consideration and in the Ordinary Course of Business and except for Company-Owned Bakery closings which were negotiated prior to the date of this Agreement and those planned Company-Owned Bakery closings which are currently being negotiated, all of which are set forth on Section 5.1(iv) of the Disclosure Schedule;

                  (v) Authorize for issuance, issue, sell or deliver any additional shares of its capital stock or any securities or obligations convertible into shares of its capital stock or issue or grant any option, warrant or other right to purchase any shares of its capital stock;

                  (vi) Split, combine or reclassify any shares of its capital stock of any class or redeem, repurchase or otherwise acquire, directly or indirectly any shares of its capital stock;

                  (vii) Incur any liability, guaranty or obligation (fixed or contingent) other than in the Ordinary Course of Business;

                  (viii) Mortgage, pledge or subject to lien or security interest any of its assets or properties, other than statutory liens arising in the Ordinary Course of Business;

                  (ix) Make or propose any amendments to its Certificate of Incorporation or Bylaws;

                  (x) Accelerate receivables, delay payables, liquidate inventory or enter into any other material transaction;

                  (xi) Settle any audit, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or the Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or the Subsidiary, or take any similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax Liability of the

         Company or the Subsidiary for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company or the Subsidiary existing on the Closing Date;

                  (xii) Fail to maintain insurance on the Assets and with respect to the conduct of the Business in at least such amounts and of such kinds as are currently maintained;

                  (xiii) Modify or amend in any material respect, cancel, terminate or renew any existing lease agreement, except for negotiated Company-Owned Bakery closings set forth on Section 5.1(xiii) of the Disclosure Schedule; provided however, that the Subsidiary may renew existing leases nearing termination if it in its sole discretion, after consultation with the Buyer, deems appropriate;

                  (xiv) Modify, amend, cancel or terminate any existing agreement or arrangement relating to the Business involving any obligation with a value in excess of $10,000 and not otherwise expressly provided for in this Section 5.1, except in the Ordinary Course of Business and not enter into any transaction involving the exchange of ownership of any Franchised Bakeries operated by franchisees for retail units currently operated by any other entity or under any other name;

                  (xv) Fail to promptly notify Buyer in writing of any material judgments, orders or decrees entered or any material suits, actions, claims, administrative proceedings or labor negotiations instituted, threatened or asserted by or against the Company or the Subsidiary, after the date of this Agreement and prior to the Effective Time;

                  (xvi) Fail to timely advise Buyer in writing of any Company Material Adverse Change;

                  (xvii) Enter into any contract relating to the Business extending beyond the date of the Closing (other than negotiated Company-Owned Bakery closings or Company-Owned Bakery remodel contracts set forth on the Disclosure Schedule, as updated pursuant to Section
         5.5 hereof) with either (i) a value in excess of $10,000 or (ii) which cannot be terminated by the Company or the Subsidiary without cost or penalty upon no more than 30 days written notice, including, without limitation, franchise agreements and development agreements;

                  (xviii) Fail to maintain, at their sole expense, all of their property in customary repair, order and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

                  (xix) Fail to comply in all material respects with all Regulations applicable to the Business;

                  (xx) Abandon any part of its business or authorize, recommend, propose, or agree to do any of the foregoing; and

                  (xxi) Amend, cancel or terminate, or give notice of a proposed amendment, cancellation or termination of, any Franchise Agreement other than those listed on Schedule 5.1(xxi) of the Disclosure Schedule. This provision does not prohibit the Subsidiary from giving notice of default to Franchisees or terminating Franchisees where an event of default allows for a termination under the Franchise Agreement, provided the Subsidiary acts in good faith and in accordance with past practices, and provides notice to the Buyer.

         5.2 FULFILLMENT OF CONDITIONS. At and prior to the Closing, AFC shall use commercially reasonable efforts to fulfill the conditions specified in
Section 7 to the extent that the fulfillment of such conditions is within AFC's control. The foregoing obligation includes the use of commercially reasonable efforts to assure the accuracy of its representations and warranties as of the Closing, the execution and delivery of the documents referred to in Section 7 and the use of commercially reasonable efforts to prepare all necessary documentation and to obtain all necessary approvals, waivers and consents.

         5.3 NO SOLICITATION. During the continuance of this Agreement, AFC shall deal exclusively with the Buyer in connection with the subject matter hereof. During the continuance of this Agreement, AFC will not, directly or indirectly (through any officer, director, shareholder, employee or agent) or otherwise, solicit, initiate or encourage any proposal from any third party to merge or combine with, or purchase or acquire all or substantially all of the assets or equity securities of, the Company or the Subsidiary (each, an "ALTERNATIVE TRANSACTION") or enter into or engage in any negotiations or discussions with, or provide any information to, any third party relating to an Alternative Transaction. AFC will suspend any discussions involving an Alternative Transaction existing as of the date of this Agreement and communicate to the Buyer the terms of, and the identity of any party making, any inquiry, proposal, offer or contact with respect to an Alternative Transaction promptly upon obtaining knowledge of such inquiry, proposal, offer or contact.

         5.4 ACCESS TO INFORMATION. From the date hereof to the Effective Time, AFC shall give the Buyer, its counsel, financial advisors and sources, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiary, furnish to the Buyer, its counsel, financial advisors and sources, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, and instruct its employees, counsel and financial advisors to cooperate fully with the Buyer in its investigation of the businesses of the Company and the Subsidiary; provided that no investigation pursuant to this Section or conducted by or on behalf of the Buyer prior to the date hereof shall affect the ability of the Buyer to rely on any representation or warranty given by the Company to such party hereunder, it being understood that Buyer has specifically bargained for the truth and accuracy of each such representation and warranty. The Buyer and each of its representatives agree to treat any information obtained in connection with their investigation hereunder as confidential information subject to the terms of the Confidentiality Agreement.

         5.5      DISCLOSURE SUPPLEMENTS.

                  (a) Contemporaneously with the execution and delivery of this Agreement, AFC has delivered to Buyer the Disclosure Schedule. The Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of AFC contained in this Agreement. The inclusion of any item on the Disclosure Schedule shall constitute disclosure for all purposes under this Agreement, and shall not be construed as an indication of the materiality or lack of materiality of such item. Each of the Schedules to this Agreement (or any Section of the Disclosure Schedule) shall be deemed to apply only to the specific section of this Agreement referenced in such Schedule (or Section of the Disclosure Schedule); provided, however, that a matter disclosed with respect to one section of this Agreement shall be deemed to have been disclosed for the purposes of any other section of this Agreement if, but only to the extent that, the relevance or applicability to such other section is manifestly apparent based on the content of the Schedule.

                  (b) Prior to the Closing Date, AFC will be obligated to update and supplement the Disclosure Schedule from time to time by written notice to Buyer (including adding a new schedule to serve as an exception to a representation and warranty that does not now have a schedule exception) in order to cause the Disclosure Schedule to remain correct and complete in all material respects. AFC's delivery to Buyer of corrections and supplements to the Disclosure Schedule will be an amendment to the Disclosure Schedule delivered with and a part of this Agreement unless Buyer, within ten (10) business days after the delivery of any correction or supplement to the Disclosure Schedule, notifies AFC in writing (a "REJECTION NOTICE") that Buyer believes that either
(i) the information set forth in such correction or supplement reflects a matter that constitutes a Company Material Adverse Effect, or (ii) the aggregation of all such corrections and supplements, including those previously made, reflect matters that constitute a Company Material Adverse Effect when taken in their entirety (clauses (i) and (ii) are collectively referred to as the "Criteria"). If Buyer shall not send a Rejection Notice to AFC within such ten (10) business day period, such supplement to the Disclosure Schedule shall be effective as of the date hereof. If Buyer shall deliver a Rejection Notice and AFC does not provide Buyer with notice (an "OBJECTION NOTICE") of its disagreement with Buyer's determination within five (5) business days following receipt of the Rejection Notice, Buyer may terminate this Agreement pursuant to Section 9.1(e) hereof by written notice to AFC given within five (5) business days after the expiration of such five (5) business day period in which case AFC and Buyer shall be released from all obligations and liability hereunder. If AFC delivers an Objection Notice within such five (5) business days, the provisions of subsection (c) below shall control.

                  (c)      If AFC delivers an Objection Notice within such five
(5) business days, with respect to any proposed correction or supplement to the Disclosure Schedule (the "Proposed Modification") the disagreement shall be submitted for resolution to a neutral and impartial lawyer (the "Arbitrator") with excellent academic and professional credentials who has been actively engaged in the practice of mergers and acquisitions as a partner in a highly respected law firm during the ten (10) year period ending on the date of the Objection

Notice. The Arbitrator shall be selected by the mutual agreement of AFC and Buyer. If AFC and Buyer cannot agree on a mutually acceptable Arbitrator within three (3) days after AFC's delivery of the Objection Notice (the "Objection Notice Delivery Date"), then AFC and Buyer shall each select an Arbitrator who meets the foregoing criteria within five (5) days after AFC's delivery of the Objection Notice and such Arbitrators so selected shall jointly determine whether the any Criteria has been satisfied. In the event the two Arbitrators so designated are unable to agree upon whether any Criteria has been satisfied within ten (10) days following the Objection Notice Delivery Date, they shall jointly designate a third Arbitrator and such third Arbitrator, together with the first two Arbitrators, shall by majority vote determine whether any Criteria has been satisfied, which determination shall be final and binding on all parties. If the Arbitrator or Arbitrators determine that any Criteria has been satisfied, then Buyer shall have the right to terminate this Agreement pursuant to Section 9.1(e) hereof by written notice to AFC given within five (5) business days after the determination of the Arbitrator(s), in which case AFC and Buyer shall be released from all obligations and liability hereunder. If Buyer fails to give such termination notice within such five day period or if the Arbitrator(s) determine that none of the Criteria have been satisfied, such supplement to the Disclosure Schedule shall be effective as of the date hereof. If AFC and Buyer agree upon one Arbitrator, then the fees and expenses of the Arbitrator shall be shared equally by the parties. If AFC and the Buyer are unable to agree upon one Arbitrator, then each shall pay the fees and expenses of the Arbitrator selected by it; and if a third Arbitrator is selected, the fees and expenses of such third Arbitrator shall be shared equally by AFC and Buyer.

         5.6 AGREEMENT WITH SUPPLY MANAGEMENT SERVICES, INC. The parties acknowledge that the Subsidiary and certain Franchisees of the CI System are members of Supply Management Services, Inc., a Georgia nonprofit corporation ("SMS") which negotiates purchases, arranges distribution services and performs related services for Company-Owned Bakeries and Franchised Bakeries, as well as certain other brands affiliated with AFC. Following the execution of this Agreement, AFC and the Buyer shall negotiate in good faith the terms of an agreement (the "SMS AGREEMENT") mutually acceptable to the Subsidiary and SMS with respect to the Subsidiary's and the Franchisees' purchase of products and receipt of services from and through SMS following Closing. The SMS Agreement will set forth the right of the Subsidiary and the Franchisees of the Subsidiary to purchase products and obtain services from and through SMS; provided, however, that neither the Subsidiary nor the Franchisees shall have any obligation to purchase any products or services from or through SMS, except for those purchases for which they have made commitments or placed orders. Further, the SMS Agreement will restrict the right of SMS to impose any fees, assessments, distribution costs, surcharges on purchases from or through SMS, or other charges on the Subsidiary or such Franchisees, as otherwise permitted by the governing documents of SMS, without the prior consent of the Subsidiary and such Franchisees, except to the extent such fees, assessments, distribution costs, surcharges on purchases from or through SMS, or other charges are uniformly imposed on all members of SMS.

         5.7 LANDLORD CONSENTS AND ESTOPPEL LETTERS. Both prior to and after Closing, AFC shall use its commercially reasonable efforts to obtain (a) all consents from the landlords under leases for Premises where such leases require such consent to the transactions provided for herein, and (b) estoppel letters from landlords under all leases for Premises. All such consents and estoppels shall be in writing and in form and substance reasonably satisfactory to Buyer and its counsel, and executed counterparts thereof will be delivered to Buyer promptly after receipt thereof. If any such consent shall not be obtained prior to Closing or if the consummation of the Transactions would impair the Company's or the Subsidiary's rights under the lease in question so that Company or the Subsidiary would not in effect acquire the benefit of all such rights, AFC, to the maximum extent permitted by law and the terms of the relevant lease, shall act after the Closing as Buyer's agent in order to obtain for the Company or the Subsidiary the benefits thereunder, and AFC shall cooperate, to the maximum extent permitted by law and the specific relevant lease with Buyer, in any other reasonable arrangement designed to provide such benefits to Buyer, including any sublease or subcontract or similar arrangement.

         5.8 TRANSITION SERVICES AGREEMENTS. AFC shall use its commercially reasonable efforts to cause each of IBM, Deloitte & Touche, Ceridian, Netifice, and Lawson to either directly or through AFC enter into agreements (each a "TRANSITION SERVICES AGREEMENT") pursuant to which each of such parties agrees to provide to the Company and the Subsidiary, for a period of not less than six
(6) months following the Closing Date, services and products substantially identical to the services and products respectively provided by such entity to the Company and the Subsidiary under agreements existing on the date hereof between such party and AFC, on terms and conditions no less favorable to the Company and the Subsidiary than those prevailing on the date hereof under such existing agreements; provided; however, that the Company and the Subsidiary shall be entitled to terminate the provision of any such service or product upon thirty (30) days notice (or such longer notice period as may be negotiated between the Company and the Subsidiary and such service provider in connection with the election by the Company and Subsidiary to receive services) at no penalty or premium to the Company or the Subsidiary. AFC and Buyer agree to negotiate the terms of the Transition Services Agreements in good faith. Furthermore, AFC shall exert commercially reasonable efforts to facilitate the conversion of IT services to the Company and the Subsidiary during the Transition Services Agreement time frame. This shall include, but not be limited to, reasonable access to AFC technology and business staff by the Company and the Subsidiary for purposes of data gathering and consultation, as well as reasonable efforts in designing, creating and implementing such programs or systems changes that are needed to convert relevant AFC systems to the Company and the Subsidiary.

         5.9 SUBLEASE AGREEMENT. After the execution of this Agreement, AFC and Buyer shall negotiate in good faith the terms of a sublease (the "SUBLEASE") mutually acceptable to AFC and Buyer whereby Buyer shall sublease from AFC a portion of the real property leased by AFC at Building 2241, Suite 3, Perimeter Crest Office Park, Atlanta, Georgia 30045 (the "R&D FACILITY"). The Sublease shall provide for the payment by Buyer of the Applicable Percentage (determined as hereinafter provided) of all rent, common area charges and other amounts payable by AFC pursuant to the master lease for the R&D Facility and shall contain such other terms and conditions as are customarily included in subleases. The "APPLICABLE PERCENTAGE" shall be determined by dividing (a) the sum of the number of square feet at the R&D Facility subleased by the Buyer for its exclusive use pursuant to the Sublease, plus

50% of the number of square feet in the portion of the R&D Facility to be shared by AFC and Buyer pursuant to the Sublease, by (b) the total number of square feet leased by AFC pursuant to the master lease for the R&D Facility. On or before Closing, AFC shall transfer to the Subsidiary, all of the furniture and equipment owned by AFC; located at the R&D Facility and at AFC's headquarters on the sixteenth floor, Six Concourse Parkway, Suite 1700, Atlanta, Georgia 30328; and used primarily in the Business, which furniture and equipment shall include, without limitation, the items listed on SCHEDULE 5.9 attached hereto.

         5.10 CALL OPTION. If, prior to the Closing Date, the Master Licensor under the SBC License exercises and thereafter consummates its Call Option, AFC shall cause all proceeds paid by the Master Licensor in respect of the exercise of the Call Option (net of out-of-pocket closing costs actually paid to unaffiliated third parties in connection with the closing of such transaction) to be paid to and retained by the Company, and shall not, without the prior consent of Buyer, cause, permit or allow the Company to use any such net proceeds for the operation of the Business or the payment of any creditor of the Company or AFC or any member of the AFC Affiliated Group. Exhibit 2.8 hereto shall be deemed amended to add the amount of such proceeds to the amount reflected thereon.

         5.11 BONUS PAYMENTS. Immediately prior to the Effective Time, AFC shall cause the Subsidiary to pay all bonus amounts payable to employees of the Business under the terms and conditions of the 2004 Short Term Incentive Plans of AFC that have been accrued, or are required to be accrued by GAAP, as of the Effective Time.

         5.12 LICENSE. At the Closing, AFC shall grant to the Buyer or its designee a perpetual, unlimited, royalty-free, license to "AFC specific systems and enhancements" solely for internal uses in the conduct of the Business. Such license shall be transferable only to a purchaser of substantially all of the assets of the Business. As used herein, "AFC specific systems and enhancements" shall mean all software and computer programs (including all source code, object code, configuration settings, customizations, input and output interfaces , enhancements and modifications) and all related technical and user documentation in all media, specifically developed by AFC, its subsidiaries and/or third parties retained by AFC, whether modifications and enhancements are related to third-party systems or systems created in their entirety by AFC. AFC will provide copies of system configuration, customization, documentation, passwords, access lists and other related information required for the operation of "AFC specific systems and enhancements" as requested by the Company or the Subsidiary. All of such AFC specific systems and enhancements shall be licensed to Buyer "AS IS" with not representations or warranties of any kind or nature whatsoever, including without limitation warranties of merchantability or fitness for any particular purpose.

         5.13 HOT PLATES. AFC represents and warrants that, as of the date of this Agreement: (a) the Subsidiary has placed orders for forty-three (43) Hussman hot plates (the "ORDERED HOT PLATES") for installation in certain Company-Owned Bakeries heretofore designated by the Subsidiary, (b) that thirteen (13) of the Ordered Hot Plates have been delivered and installed in Company-Owned Bakeries as of the date of this Agreement, and (c) that the purchase price and installation costs for all Ordered Hot Plates have been or will be paid in full prior to Closing. Buyer shall deliver to AFC, no later than thirty (30) days following Closing (the "LIST DELIVERY EXPIRATION DATE") a list identifying up to twenty-nine (29) additional Company-Owned Bakeries at which it would like Hussman hot plates (the "ADDITIONAL HOT PLATES") installed. Promptly following the later of receipt of such list or the Closing, AFC shall place orders on behalf of the Subsidiary for the Additional Hot Plates for the Company-Owned Bakeries reflected on such list and shall pay the purchase price and installation costs charged by the supplier for the Additional Hot Plates. From and after the placement of such orders and the payment of the purchase price and installation charges reflected on the purchase orders therefor, AFC shall have no further responsibility with respect to the Additional Hot Plates or the Ordered Hot Plates, and the Subsidiary shall be responsible for all matters relating thereto, including without limitation, supervision of the installation thereof and any warranty or other claims against the manufacturer thereof. In the event that Buyer fails to submit such list to AFC prior to the List Delivery Expiration Date, AFC shall have no further obligation to purchase the Additional Hot Plates.

         5.14 ASSUMPTION OF BUYER'S OBLIGATIONS. At the Closing, Buyer shall cause the Company and the Subsidiary to execute an agreement (the "ASSUMPTION AGREEMENT") to be jointly and severally liable for all obligations of Buyer under this Agreement (including without limitation, Buyer's indemnification obligations). In no event shall the Assumption Agreement be construed to relieve Buyer from any of its obligations under this Agreement.

         5.15 RADIANT SYSTEMS, INC. CONTRACT. AFC shall use its commercially reasonable efforts to cause Radiant Systems, Inc. ("RADIANT") to enter into an agreement (the "RADIANT AGREEMENT") with the Subsidiary at the Closing that provides for the assignment to, and assumption by, the Subsidiary of the Radiant Rights and Obligations. For purposes hereof, the term "Radiant Rights and Obligations" shall mean all rights AFC may possess pursuant to the Radiant Software License, Support and Purchase Agreement dated May 6, 2002, as it may be amended from time to time ("EXISTING RADIANT AGREEMENT") to use the Radiant Software (as defined therein) at the eighty-seven (87) Company-Owned Bakeries and the obligations set forth therein related thereto (including without limitation any and all applicable subscription, maintenance, support and hosting fees). All obligations of the Subsidiary under the Existing Radiant Agreement related to the purchase of hardware or software or the payment of installation fees or costs for such hardware or software shall be satisfied prior to Closing, and neither the Company nor the Subsidiary shall have any liability for such obligations following Closing. Any transfer or similar fees payable to Radiant or its contractors incurred to enter into the Radiant Agreement shall be payable by AFC.

6.       COVENANTS OF THE BUYER.

         6.1 FULFILLMENT OF CONDITIONS. At and prior to the Closing, the Buyer shall use commercially reasonable efforts to fulfill the conditions specified in Section 8, to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes the use of commercially reasonable efforts to assure the accuracy of its representations and warranties as of the Closing, the execution and delivery of the documents referred to in Section 8 and the use of commercially reasonable efforts to prepare all necessary documentation and to obtain all necessary approvals, waivers and consents.

7.      CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS.

         All obligations of the Buyer to be performed on the Closing Date shall be subject to the satisfaction (or waiver by the Buyer), prior thereto, of the following conditions:

         7.1 REPRESENTATIONS TRUE AT CLOSING. The representations and warranties of AFC set forth in this Agreement shall be true and correct, in all material respects, at and as of the Closing Date as though such representations and warranties were made at and as of such time.

         7.2 PERFORMANCE OF COVENANTS. AFC shall have performed, in all material respects, all covenants and agreements that are to be performed by it under this Agreement on or prior to the Closing Date and shall have delivered to the Buyer evidence, in form and substance satisfactory to Buyer's counsel, that such covenants and agreements have been performed.

         7.3 LITIGATION AFFECTING CLOSING. No action, suit or proceeding shall have been instituted before a court or governmental body, or instituted or threatened by any governmental agency or body, to restrain or prevent the consummation of the Transactions and no Court Order shall have been issued or entered that would be violated by the completion of the Transactions.

         7.4 REGULATORY COMPLIANCE AND APPROVALS. All approvals required under any Law or Regulation, including HSR, if applicable, to carry out the Transactions shall have been obtained, and AFC, the Company and the Subsidiary shall have complied in all material respects with all Laws and regulations applicable to AFC, the Company and the Subsidiary with respect to the Transactions.

         7.5 OPINION OF AFC'S COUNSEL. Cohen Pollock Merlin Axelrod & Small, P.C., counsel to AFC shall have delivered to the Buyer its opinion, dated the Closing Date, in form and substance reasonably acceptable to Buyer.

         7.6 NO COMPANY MATERIAL ADVERSE CHANGE. Since the Balance Sheet Date, there shall not have been any Company Material Adverse Change.

         7.7 RELEASE OF LIENS. Concurrently with the Closing, all liens and encumbrances on the Shares and the Assets (other than Permitted Encumbrances) shall have been released and the Company shall have delivered to Buyer evidence in form and substance reasonably satisfactory to Buyer and its counsel of the release of all such liens.

         7.8 RESIGNATION OF OFFICERS AND DIRECTORS. The Company shall have received resignations of those officers and directors of the Company and the Subsidiary as the Buyer shall have requested.

         7.9      CORPORATE DOCUMENTS. The Buyer shall have received:

                  (a) A Certificate of the Secretary of AFC, certifying the incumbency of officers and genuineness of signatures of all officers executing this Agreement or any document or certificate delivered in connection herewith for it, and copies of its director and, if applicable, stockholder resolutions authorizing the Transactions; and

                  (b) A Certificate of Corporate Good Standing and Legal Existence of each of AFC, the Company and the Subsidiary from the Secretaries of State of their respective states of incorporation.

         7.10 INFORMATION CALLS. Buyer shall have been afforded access to the Company's and the Subsidiary's principal Suppliers, Franchisees and landlords and permitted to inquire of them as to the nature of the business relationship between the Company or the Subsidiary and such Suppliers, Franchisees and landlords.

         7.11 CERTAIN PAYMENTS. Concurrently with the Closing, AFC shall have paid or provided for the payment of all amounts then due and payable that AFC is obligated hereunder to pay, and shall have furnished to Buyer evidence to this effect reasonably satisfactory to Buyer. The foregoing shall not be construed to require AFC to pay any amounts contested by AFC in good faith.

         7.12 SMS AGREEMENT; SUBLEASE. SMS shall have executed and delivered the SMS Agreement and AFC shall have executed and delivered the Sublease.

         7.13 TRANSITION SERVICES AGREEMENTS. Each of IBM, Deloitte & Touche, Ceridian, USI, Netifice, and Lawson shall have entered into a Transition Services Agreement as described in Section 5.8 above.

         7.14 SIDE LETTER DOCUMENTS. AFC and the Subsidiary shall have executed and delivered the documents contemplated by that certain side-letter of even date herewith between Buyer and AFC.

         7.15 NON-FOREIGN PERSON AFFIDAVIT. Buyer shall also have received from AFC a non-foreign person affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code.

         7.16 RADIANT AGREEMENT. Radiant and the Subsidiary shall have executed and delivered the Radiant Agreement.

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF AFC.

         All obligations of AFC to be performed on the Closing Date shall be subject to the satisfaction (or waiver by AFC), prior thereto, of each of the following conditions:

         8.1 REPRESENTATIONS TRUE AT CLOSING. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct, in all material respects, at and as of the Closing Date as though such representations and warranties were made at and as of such time.

         8.2 PERFORMANCE OF COVENANTS. The Buyer shall have performed, in all material respects, all covenants and agreements that are to be performed by it under this Agreement on or prior to the Closing Date and shall have delivered to AFC evidence, in form and substance satisfactory to counsel to AFC, that such covenants and agreements have been performed.

         8.3 LITIGATION AFFECTING CLOSING. No Court Order shall have been issued or entered that would be violated by the completion of the Transactions.

         8.4 REGULATORY COMPLIANCE AND APPROVALS. All approvals required under any Regulation to carry out the Transactions required to be obtained by the Buyer shall have been obtained, and the Buyer shall have complied in all material respects with all Laws applicable to it with respect to the Transactions.

         8.5 OPINION OF BUYER'S COUNSEL. Alston & Bird LLP, counsel to the Buyer, shall have delivered to AFC its opinion, dated the Closing Date, in form and substance reasonably acceptable to AFC.

         8.6      CORPORATE DOCUMENTS. AFC shall have received:

                  (a) Certificates of the Secretary of the Buyer, certifying the incumbency of officers and genuineness of signatures of all officers executing this Agreement or any document or certificate delivered in connection herewith for it, copies of its By-laws, and copies of its director and stockholder resolutions authorizing the Transactions;

                  (b) Certificates of Incorporation, as amended, of the Buyer certified as of a recent date by the Secretary of State of the State of its incorporation; and

                  (c) Certificates of Corporate Good Standing and Legal Existence of the Buyer as of a recent date from the Secretary of State of the State of its incorporation.

         8.7 SMS AGREEMENT; SUBLEASE. The Company and the Subsidiary shall have executed and delivered the SMS Agreement and the Sublease.

         8.9 RADIANT AGREEMENT. Radiant shall have executed and delivered the Radiant Agreement.

         8.10 ASSUMPTION AGREEMENT. The Company and the Subsidiary shall have executed the Assumption Agreement.

9.       TERMINATION.

         9.1 RIGHT OF TERMINATION. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by either Buyer or AFC if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

                  (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by AFC, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of AFC to comply with its obligations under this Agreement) and AFC has not waived such condition on or before the Closing Date;

                  (c)      by mutual consent of Buyer and AFC;

                  (d) by either Buyer or AFC if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement) on or before November 8, 2004, or such later date as the parties may agree upon; or

                  (e)      by Buyer as provided in Section 5.5.

         9.2      EFFECT OF TERMINATION. Each party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.7 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.      INDEMNIFICATION; REMEDIES.

         10.1 SURVIVAL. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, any supplements to the Disclosure Schedule, and any certificate or document delivered pursuant to this Agreement will survive the Closing for the period hereinafter specified. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         10.2     INDEMNIFICATION AND PAYMENT OF DAMAGES BY AFC.

                  (a) AFC will indemnify and hold harmless Buyer, the Company, the Subsidiary, and their respective representatives, stockholders, controlling persons, and affiliates (collectively, the "INDEMNIFIED PERSONS") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, assessment, penalty, fine, damage (but excluding incidental and consequential damages), or expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "DAMAGES"), arising, directly or indirectly, from or in connection with:

                           (i) any breach of any representation or warranty made by AFC in this Agreement (without giving effect to any supplement to the Disclosure Schedule), the Disclosure Schedule, the supplements to the Disclosure Schedule, or any other certificate or document delivered by AFC pursuant to this Agreement;

                           (ii) any breach by AFC of any covenant or obligation of AFC in this Agreement;

                           (iii) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with AFC, the Company or the Subsidiary (or any Person acting on their behalf) in connection with any of the Transactions;

                           (iv)     the Retained Employment Liabilities;

                           (v) the legal Proceedings set forth on Section 3.16, 3.17 and 3.26(c) of the Disclosure Schedule;

                           (vi) any claims or assessments arising under any Benefit Plan;

                           (vii)    the Excluded Liabilities;

                           (viii) any asserted claim, whether or not resulting in a filed lawsuit or action, by any shareholder of AFC, in his, her or its capacity as a shareholder, against AFC or any of its affiliates or against its officers or directors;

                           (ix) any failure prior to the Effective Time on the part of AFC, the Company and/or the Subsidiary to disclose to prospective Franchisees and Licensees Rebates received from Suppliers and others as required by any Franchise Regulation;

                           (x) any claims related to the offer or sale of Franchises by SBC prior to July 13, 2003; and

                           (xi) any claims that offers or sales of any Franchise offered or sold during the period March 1, 2003 through May 25, 2004 or offers or sales of non-United States Franchises violated applicable Franchise Regulations.

                  (b) Notwithstanding anything to the contrary in this Agreement, AFC will indemnify Buyer, the Company, the Subsidiary, and their affiliates and hold them harmless from and against (without duplication), any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company and the Subsidiary for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date ("PRE-CLOSING TAX PERIOD"), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or the Subsidiary (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any person (other than the Company and the Subsidiary) imposed on the Company or the Subsidiary as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii), and (iii) above, AFC shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Final Closing Date Balance Sheet (rather than in any notes thereto) and taken into account in determining the purchase price adjustment pursuant to Section 2.7. AFC shall reimburse Buyer for any Taxes of the Company or the Subsidiary which are the responsibility of AFC pursuant to this Section 10.2(b) within fifteen (15) business days after payment of such Taxes by Buyer and submission to AFC of evidence reasonably satisfactory to AFC of such payment, the Company, or the Subsidiary; provided, however, that Buyer shall not make or agree to make any such payments without the prior written consent of AFC. Such indemnity provided under this Section 10.2(b) shall be referred to herein as the "TAX INDEMNITY." For purposes of the Agreement, in the case of any Taxable period that includes (but does not end on) the Closing Date (a "STRADDLE PERIOD"), the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

         10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless AFC, and will pay to AFC the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Transactions; or (d) the conduct of the Business after the Effective Time.

         10.4 TIME LIMITATIONS. If the Closing occurs, AFC will have no liability for indemnification with respect to:

         (a) any representation or warranty contained in Article III (other than the representations and warranties contained in Sections
                  3.4 (Capitalization and Stock Ownership), 3.6 (Title to Assets and Related matters), 3.12 (Taxes) and 3.14 (Benefit Plans)) unless on or before the first anniversary of the Closing Date, Buyer notifies AFC of a claim based upon a breach of any such representation and warranty;

         (b) the obligations under Section 10.2(a)(x), unless on or before the third anniversary of the Closing Date, Buyer notifies AFC of a claim based upon any offer or sale of a franchise contemplated thereby;

         (c) the obligations under Sections 10.2(a) (xi), unless on or before the earlier of the fifth anniversary of the Closing Date or the expiration of the applicable statute of limitations with respect to the basis for such claim, Buyer notifies AFC of a claim based upon such offer or sale of a franchise contemplated thereby; and

         (d) the representations and warranties contained in Sections 3.12 and 3.14 unless Buyer notifies AFC of a claim based upon a breach of any such representation and warranty prior to the expiration of the applicable statute of limitations with respect to the basis for such claim.

A claim based upon the breach of any other representation and warranty of AFC contained in this Agreement or based upon the breach by AFC of any covenant or agreement to be performed by it hereunder may be brought at any time. If the Closing occurs, Buyer will have no liability for indemnification with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the first anniversary of the Closing Date, AFC notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by AFC.

         10.5 LIMITATIONS ON AMOUNT--AFC. AFC will have no liability for indemnification with respect to the matters described in clause (a)(i) of
Section 10.2 until the
total of all Damages subject to such indemnification exceeds $200,000, in which case AFC shall be liable only for such Damages in excess of that amount. However, this Section 10.5 will not apply to fraud. The aggregate liability of AFC under clauses (a)(i), (ix), (x) and (xi) of Section 10.2 shall not exceed twenty-five percent (25%) of the Purchase Price, it being understood that such maximum liability limitation shall not apply to liability under any other clause of Section 10.2(a); provided, however that the aggregate liability of AFC for all indemnification claims shall not exceed the Purchase Price.

         10.6 LIMITATIONS ON AMOUNT--BUYER. Buyer will have no liability for indemnification with respect to the matters described in clause (a) of Section
10.3 until the total of all Damages with respect to such matters exceeds $200,000, in which case Buyer shall be liable only for such Damages in excess of that amount. However, this Section 10.6 will not apply to fraud. The aggregate liability of Buyer under clause (a) of Section 10.3 shall not exceed twenty-five percent (25%) of the Purchase Price, it being understood that such maximum liability limitation shall not apply to liability under any other clause of
Section 10.3; provided, however that the aggregate liability of Buyer for all indemnification claims shall not exceed the Purchase Price.

         10.7     PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

                  (a) NOTICE OF CLAIM. Any party seeking indemnification pursuant to Section 10.2 or 10.3 above (the "INDEMNIFIED PARTY") shall promptly give written notice (a "CLAIM NOTICE") to the party from whom such indemnification is sought (the "INDEMNIFYING PARTY") of such claim for indemnification (an "INDEMNIFIED CLAIM") specifying in reasonable detail the factual basis of the Indemnified Claim, stating the amount of the Indemnified Claim, if known, the method of computation thereof, and containing a reference to the provision of this Agreement in respect of which such Indemnified Claim arises. The failure of an Indemnified Party to provide notice pursuant to this
Section 10.7 shall not constitute a waiver of that party's claims to indemnification pursuant to Section 10.2 or 10.3, as the case may be, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the failure to give such notice. If the Indemnified Claim arises from the assertion of any claim, or the commencement of any suit, action or proceeding brought by a person that is not a party hereto (a "THIRD PARTY CLAIM") any such notice to the Indemnifying Party shall be accompanied by a copy of any papers theretofore served on the Indemnified Party in connection with such Third Party Claim.

                  (b) THIRD PARTY CLAIMS. If a Third Party Claim is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Third Party Claim, the Indemnifying Party will be entitled to participate in such Third Party Claim and, unless the claim involves Taxes, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim), to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party and, after notice from the

Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Third Party Claim, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Third Party Claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless (A) there is no finding or admission of any violation of any Regulation or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and
(B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Third Party Claim and the Indemnifying Party does not, within ten business days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnified Party.

                  (c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third Party Claim, but the Indemnifying Party will not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  (d) TAX EFFECT AND INSURANCE. The liability of an Indemnifying Party under Section 10.2 or 10.3 above shall be reduced by the tax benefit actually realized and any insurance proceeds received by the Indemnified Party (or in the case of Buyer, the Company or the Subsidiary) as a result of any Damages upon which such indemnification claim is based. The amount of any such tax benefit shall be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Damages and shall otherwise be determined so that payment by the Indemnifying Party of the indemnification claim, as adjusted to give effect to any such tax benefit, will make the Indemnified Party as economically whole as is reasonably practical with respect to the Damages upon which the indemnification claim is based. If any such tax benefit is subsequently disallowed, in whole or in part, the Indemnifying Party shall make appropriate reconciliation payments to the Indemnified Party. A tax benefit that results from an event giving rise to the indemnity payment shall only be considered actually realized by the Indemnified Party to the extent that, but for such tax benefit, such the Indemnified Party's Tax liability would be higher than it is with such tax benefit (e.g., deductions or losses of the Indemnified Party that do not result from the event giving rise to the indemnity payment shall be deemed to be used prior to the use of any deduction or loss that does result from the event giving rise to the indemnity payment).

         10.11 EXCLUSIVE REMEDY. If the Closing occurs, except for remedies based upon fraud and except for equitable remedies, the remedies provided in this Article 10 constitute the sole and exclusive remedies for recovery against a party to this Agreement.

11.      GENERAL.

         11.1 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the Laws of the State of Georgia.

         11.2 FURTHER ASSURANCES. The parties hereto agree to execute and deliver any and all papers and documents necessary to complete the Transactions contemplated hereby.

         11.3 BINDING EFFECT. This Agreement shall be binding upon the parties hereto and their respective successors and assigns. This Agreement and all rights hereunder may not be assigned by any party hereto without the written consent of the other parties, except that Buyer shall have the right to assign this Agreement and Buyer's rights benefits and obligations hereunder to any affiliate of Buyer without the consent of AFC, in which event such assignee shall be the Buyer hereunder for all purposes; provided, however, that no such assignment shall relieve any party hereto of its obligations hereunder. Notwithstanding the foregoing, if Focus Brands Inc. ("Focus") transfers the Carvel franchise system (the "Carvel Business") to another Person, Focus shall be relieved of and released from all obligations hereunder if the transferee of the Carvel Business shall expressly assume the obligations of Focus hereunder.

         11.4 WAIVER OF CONDITIONS. Any party hereto may waive any condition provided in this Agreement for its benefit.

         11.5 EXHIBITS. All of the Exhibits attached to this Agreement are hereby incorporated herein and made a part hereof.

         11.6 PUBLIC ANNOUNCEMENTS. Prior to Closing, there shall be no public announcement or comments with respect to this Agreement or the transactions contemplated hereby, except as mutually agreed by AFC and Buyer; provided, however, that such announcements as are required by law or governmental regulation may be made without mutual agreement, and if time or circumstance makes prior consultation between the parties impractical, unnecessary or otherwise not feasible, in such event, the party making such announcement shall notify the other party as soon as practicable thereafter.

         11.7 EXPENSES. Except as otherwise expressly provided herein, all costs and expenses incurred by or on behalf of AFC or, prior to Closing, the Company or the Subsidiary in connection with this Agreement shall be paid by AFC, and all costs and expenses incurred by or on behalf of Buyer or, after Closing, the Company or the Subsidiary in connection with this Agreement shall be paid by Buyer.

         11.8 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement contain the entire agreement among the parties hereto and there are no agreements, representations or warranties which are not set forth herein. All prior negotiations, agreements and understandings are superseded hereby.

         11.9 NOTICES. Every notice or other communication required, contemplated or permitted by this Agreement by any party shall be in writing and shall be delivered by personal delivery, telegram, private courier service or by certified mail, postage prepaid, return receipt requested or sent by telegraph, telefax, telecopy or telex and confirmed via courier or postal service, addressed as follows:

         TO AFC:

                  AFC Enterprises, Inc.
                  Six Concourse Parkway, Suite 1700
                  Atlanta, Georgia  30328
                  Attention:  Office of the General Counsel
                  Facsimile:  (770) 353-3028

         With a copy to:

                  Cohen Pollock Merlin Axelrod & Small, P.C.
                  3350 Riverwood Parkway, Suite 1600
                  Atlanta, Georgia  30339
                  Attention:  Pepi Friedman, Esq.
                  Facsimile:  (770) 857-4816

         TO THE BUYER:

                  Roark Capital Group, Inc.
                  1170 Peachtree Street, Suite 1825
                  Atlanta, Georgia  30309
                  Attention:  Neal Aronson
                  Facsimile:  (404) 591-5201

         With a copy to:

                  Alston & Bird LLP
                  1201 W. Peachtree St.
                  Atlanta, Georgia  30309
                  Attention: Sid Nurkin, Esq.
                  Facsimile:  (404) 253-1881

         11.10 EXECUTION OF AGREEMENT. This Agreement may be executed in two or more counterparts, each of which is an original and all of which together shall be deemed to be one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Facsimile signatures shall constitute originals for all purposes hereof.

         11.11 AMENDMENT. This Agreement may be amended by the parties hereto at any time prior to the Closing, and any such amendment shall be by a written instrument signed by each of the parties hereto.

         11.12 INTERPRETATION. This Agreement was negotiated with the benefit of legal representation for all parties, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof. "Herein", "hereof" and "hereunder" refer to this Agreement as a whole and not to any particular part. Headings or captions are for convenience only and shall not affect the construction or interpretation of this Agreement. Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa. The word "including" means including without limiting the scope or generality of any description preceding such word, and the word "or" means, and is used in the inclusive sense of, "and/or". References to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

         11.13 SEVERABILITY. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

         11.14 SPECIFIC PERFORMANCE. Each party agrees that remedies at law may be inadequate to protect the other party from and against any actual or threatened breach of this Agreement by such party or any of its representatives. Without prejudice to the rights and remedies otherwise available to it, each party agrees that any other party may seek equitable relief in favor of the other party by way of specific performance or otherwise without proof of actual damages, if such party or any of its representatives breach or threaten to breach any of the provisions of this Agreement.

                            [SIGNATURES ON NEXT PAGE]


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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the date first above written.



Attest:                            AFC ENTERPRISES, INC.



Frederick Beilstein                By: /s/ Frank J. Belatti
---------------------------           ------------------------------
                                   Name: Frank J. Belatti
                                        ----------------------------
                                   Title: Chairman of the Board and
                                          Chief Executive Officer
                                         ---------------------------


Attest:                            FOCUS BRANDS INC.



Kathryn Rookes                     By: /s/ Neal Aronson
---------------------------           ------------------------------
                                   Name: Neal Aronson
                                        ----------------------------
                                   Title: Chairman of the Board
                                         ---------------------------


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